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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY


                           RECAPITALIZATION AGREEMENT

                                      among

                            HERSHEY FOODS CORPORATION

                                       and

                                HERSHEY CRE, INC.

                                       and

                                 HOMESTEAD, INC.

                                       and

                       HERSHEY PASTA MANUFACTURING COMPANY

                                       and

                              NEW WORLD PASTA, LLC

                                       and

                    with respect to Sections 7.7 and 7.8 only

                     JOSEPH LITTLEJOHN & LEVY FUND III, L.P.





                          Dated as of December 15, 1998
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                                TABLE OF CONTENTS

                                                                            Page

1.       Certain Definitions..............................................    1

2.       Reorganization; Recapitalization; Closing........................    4
         2.1      Reorganization..........................................    4
         2.2      Assets..................................................    4
         2.3      Excluded Assets.........................................    5
         2.4      Assumed Liabilities.....................................    6
         2.5      Excluded Liabilities....................................    8
         2.6      Closing.................................................    8
         2.7      Adjustments to Base Transaction Consideration...........   10

3.       Conditions to Closing............................................   12
         3.1      New World's Obligation..................................   12
         3.2      Transferors's Obligation................................   12

4.       Representations and Warranties of Transferors....................   13
         4.1      Authority; No Conflicts.................................   13
         4.2      Organization and Standing...............................   14
         4.3      Capital Stock of the Subsidiaries.......................   14
         4.4      Business Financial Statements...........................   14
         4.5      Title to Equipment; Condition...........................   15
         4.6      Title to Facilities.....................................   15
         4.7      Intellectual Property...................................   16
         4.8      Contracts...............................................   16
         4.9      Litigation; Decrees.....................................   18
         4.10     Absence of Undisclosed Liabilities......................   18
         4.11     Absence of Changes or Events............................   18
         4.12     Compliance with Applicable Laws.........................   19
         4.13     Environmental Matters...................................   19
         4.14     Taxes...................................................   20
         4.15     Labor and Employment Matters............................   21
         4.16     Employee Benefit Plans..................................   21
         4.17     Bank Accounts...........................................   22
         4.18     Accounts Receivable; Powers of Attorneys................   22
         4.19     Ordinary Course of Business; Distributions..............   22
         4.20     Assets Necessary to Business............................   22

5.       Covenants of Transferors.........................................   22
         5.1      Access..................................................   22
         5.2      Ordinary Conduct........................................   23



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         5.3      Confidentiality.........................................    24
         5.4      Accounts Receivable.....................................    24
         5.5      Name Change of Subsidiaries.............................    24
         5.6      WARN Act Covenant.......................................    24
         5.7      Confidentiality Agreements..............................    24
         5.8      Financial Statements....................................    25
         5.9      Bridge Loan Expenses....................................    25
         5.10     Insurance...............................................    25

6.       Representations and Warranties of New World......................    26
         6.1      Authority; No Conflicts.................................    26
         6.2      Actions and Proceedings, etc............................    26
         6.3      Financing...............................................    27
         6.4      No Knowledge of Misrepresentations or Omissions.........    27
         6.5      Acquisition of Shares for Investment....................    27

7.       Covenants of New World, JLL and the Company......................    27
         7.1      Confidentiality.........................................    27
         7.2      No Additional Representations...........................    28
         7.3      Notification............................................    28
         7.4      Accounts Receivable.....................................    29
         7.5      Customer and Supplier Notification......................    29
         7.6      WARN Act Covenant.......................................    29
         7.7      Commitments.............................................    29
         7.8      Guarantees..............................................    30
         7.9      Notice of Material Adverse Effect.......................    31

8.       Mutual Covenants.................................................    31
         8.1      Consents................................................    31
         8.2      Cooperation.............................................    32
         8.3      Publicity...............................................    32
         8.4      Best Efforts............................................    33
         8.5      Compliance..............................................    33
         8.6      Sales and Transfer Taxes, etc...........................    33
         8.7      Promotional Materials and Customer Information..........    34
         8.8      Transitional Services Agreement.........................    35
         8.9      Use of Hershey Trademarks...............................    35
         8.10     Packaging Material......................................    35
         8.11     Further Assurances......................................    36
         8.12     Tax Matters.............................................    36

9.       Employee and Employee Benefit Matters............................    39
         9.1      Employment of Transferred Employees.....................    39
         9.2      Severance Benefits Upon Termination.....................    39



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         9.3      Terms and Conditions of Employment......................    39
         9.4      Collective Bargaining Agreements........................    40
         9.5      Retirement Plans........................................    40
         9.6      Welfare Benefits........................................    40
         9.7      COBRA Obligations.......................................    41
         9.8      Vacation Time...........................................    41
         9.9      No Third Party Beneficiaries............................    41

10.      Indemnification..................................................    41
         10.1     Indemnification by Transferors..........................    41
         10.2     Exclusive Remedy........................................    42
         10.3     Indemnification by New World............................    42
         10.4     Calculation of Losses...................................    43
         10.5     Termination of Indemnification..........................    43
         10.6     Procedures Relating to Indemnification..................    43

11.      Assignment.......................................................    44

12.      No Third-Party Beneficiaries.....................................    44

13.      Termination......................................................    44

14.      Survival of Representations......................................    46

15.      Expenses.........................................................    46

16.      Amendment and Waiver.............................................    46

17.      Notices..........................................................    46

18.      Interpretation...................................................    48

19.      Specific Performance.............................................    48

20.      No Strict Construction...........................................    48

21.      Counterparts.....................................................    48

22.      Entire Agreement.................................................    48

23.      Brokerage........................................................    48

24.      Disclaimer Regarding Estimates and Projections...................    49




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25.      Schedules........................................................    49

26.      Representation by Counsel; Interpretation........................    49

27.      Severability.....................................................    49

28.      Bulk Transfer Laws...............................................    50

29.      Governing Law....................................................    50

30.      Schedules and Exhibits...........................................    50

31.      Jurisdiction.....................................................    50

32.      Waiver of Jury Trial.............................................    50



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Schedules and Exhibits

         Schedule 1.2        Products
         Schedule 1.8        Other Equipment
         Schedule 1.10       Facilities
         Schedule 1.16(A)    Accounts of the General Ledger (assets)
         Schedule 1.16(B)    Accounts of the General Ledger (liabilities)
         Schedule 1.18       Principal Trademarks
         Schedule 1.23       Other Transferred Employees
         Schedule 2.2.6      Other Trademarks and Patents
         Schedule 2.3.7      Certain Excluded Assets
         Schedule 2.6        Recapitalization Transactions
         Schedule 4.1.2      Authority; No Conflicts
         Schedule 4.4        Business Financial Statements
         Schedule 4.5.1      Permitted Liens
         Schedule 4.6(A)     Restrictions
         Schedule 4.6(B)     Leases
         Schedule 4.7.1      Principal Trademarks Exceptions
         Schedule 4.7.2      Intellectual Property Exceptions
         Schedule 4.8        Contracts
         Schedule 4.9        Litigation and Claims
         Schedule 4.10       Liabilities and Obligations
         Schedule 4.11       Material Adverse Development
         Schedule 4.12       Compliance with Applicable Laws
         Schedule 4.13       Environmental Compliance
         Schedule 4.14       Taxes
         Schedule 4.15       Labor and Employment Matters
         Schedule 4.16       Employee Benefit Plan
         Schedule 4.17       Bank Accounts
         Schedule 4.20       Assets Necessary for Business
         Schedule 5.2        Ordinary Conduct
         Schedule 8.1.2      Shared Contracts
         Schedule 8.12.1     Allocation of Transaction Consideration


         Exhibit 2.6.1       Legal Opinion, New World
         Exhibit 2.6.2       Legal Opinion, Transferors
         Exhibit 6.3(A)      Debt Commitment Letter
         Exhibit 6.3(B)      Equity Commitment Letter
         Exhibit 8.8           Transitional Services Agreement Term Sheet



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                             INDEX OF DEFINED TERMS

Adjustments to Base Purchase Price......................................    10
Agreement ..............................................................     1
Antitrust Laws .........................................................    33
Applicable Rate ........................................................    10
Assets .................................................................     4
Base Net Working Capital................................................     1
Base Transaction Consideration..........................................     9
Bridge Loan ............................................................    25
Bridge Notes ...........................................................    29
Business ...............................................................     1
Business as currently conducted.........................................    15
Business Financial Statements...........................................    14
Business Plans .........................................................    21
Business Unit ..........................................................    33
Cause ..................................................................    39
CERCLA .................................................................     1
Closing ................................................................     8
Closing Date ...........................................................     8
COBRA ..................................................................    41
Code ...................................................................     1
Commitment Letters......................................................    27
Company ................................................................     2
Company Guarantee ......................................................    30
Confidentiality Agreement...............................................    28
Contracts ..............................................................     5
CRE ....................................................................     1
Customer Information....................................................     2
Debt Commitment Letters.................................................    27
Environmental Claim.....................................................    19
Environmental Laws......................................................     2
Environmental Matters...................................................    42
Equipment ..............................................................     2
Equity Commitment Letter................................................    27
ERISA ..................................................................    21
Excluded Assets ........................................................     5
Excluded Business ......................................................     2
Excluded Liabilities....................................................     8
Facilities .............................................................     2
Final Transaction Consideration.........................................    11
FLSA ...................................................................    39
GAAP ...................................................................    15



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Hershey Trademarks......................................................     6
HFC ....................................................................     1
HFC Companies ..........................................................    13
Homestead ..............................................................     1
HSR Act ................................................................    12
Income Statement .......................................................    14
indemnified party ......................................................    43
Independent Auditors....................................................    11
Information ............................................................    24
Information Memorandum..................................................    28
Intellectual Property...................................................     5
Interim Balance Sheet...................................................    14
Interim Financial Statements............................................     2
Interim Income Statement................................................    14
Internal Financial Statements...........................................    25
Inventory ..............................................................     2
JLL ....................................................................     1
JLL Guarantee ..........................................................    30
knowledge ..............................................................     2
Liability ..............................................................     3
Liens ..................................................................    15
Losses .................................................................    41
Material Adverse Effect.................................................     3
Materials of Environmental Concern......................................    20
Net Working Capital.....................................................     3
New World ..............................................................     1
New World Liabilities...................................................    30
New World Obligations...................................................    30
Notice of Disagreement..................................................    11
On Leave Employee ......................................................     4
Other Trademarks .......................................................     5
Permitted Exceptions....................................................    16
Permitted Liens ........................................................    15
Person .................................................................     3
Principal Trademarks....................................................     3
Promotional Materials...................................................     3
Recapitalization Transactions...........................................     8
Records ................................................................    35
Reorganization Transactions.............................................     4
Shared Contracts .......................................................    31
Shared Data Materials...................................................    34
Statement ..............................................................    11
Subsidiaries ...........................................................     3



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Tax ....................................................................     3
Tax Return .............................................................     4
Third Party Claim ......................................................    43
Transferor Information..................................................    28
Transferors ............................................................     1
Transferred Benefit Plans...............................................    40
Transferred Employees...................................................     4
Transferred Pension Plans...............................................    40
Transitional Services Agreement.........................................    35
WARN Act ...............................................................    24
Winchester Mill Agreement...............................................     4
Year-End Balance Sheet..................................................    14



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                  This RECAPITALIZATION AGREEMENT (this "Agreement"), dated as of December 15, 1998, by and among HERSHEY FOODS CORPORATION ("HFC"), a Delaware corporation, HERSHEY CRE, INC., a Delaware corporation ("CRE"), HOMESTEAD, INC., a Delaware corporation ("Homestead"), HERSHEY PASTA MANUFACTURING COMPANY, a Delaware corporation, NEW WORLD PASTA, LLC, a Delaware limited liability company ("New World"), and. with respect to Sections 7.7 and 7.8 only, JOSEPH LITTLEJOHN & LEVY FUND III, L.P. ("JLL"); CRE and HOMESTEAD are each a wholly owned subsidiary of HFC, and together with HFC are referred to herein as the "Transferors,"

                              W I T N E S S E T H:

                  WHEREAS, the Transferors and the Subsidiaries (defined herein) conduct the Business (defined herein);

                  WHEREAS, the Parties desire that the Assets (defined herein) be contributed to the Company and that the Company assume the Assumed Liabilities (defined herein); and

                  WHEREAS, the Parties desire to recapitalize the Company following the contribution of the Assets to the Company and the assumption of the Assumed Liabilities by the Company.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                  1. Certain Definitions. As used in this Agreement (including the Schedules and Exhibits hereto), the following definitions shall apply:

                  1.1 "Base Net Working Capital" shall mean eleven million three hundred thousand dollars ($11,300,000).

                  1.2 "Business" shall mean the business as conducted by Transferors and the Subsidiaries (and their predecessors-in-interest) relating to the manufacture, marketing, sale and distribution at any time prior to the Closing of the products listed on Schedule 1.2 hereto and pasta and noodle products similar to those listed on Schedule 1.2 hereto.

                  1.3 "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., as amended from time to time.

                  1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any reference to any particular Code provision shall be interpreted to include any revision of or successor to such provision regardless of how numbered or classified.

                  1.5 "Company" means Hershey Pasta Manufacturing Company, and its successors, a Delaware corporation.

                  1.6 "Customer Information" shall mean all current customer and vendor lists and price lists to the extent relating to the products sold by the Business as of the Closing Date.

                  1.7 "Environmental Laws" means all federal, interstate, state and local statutes, regulations, and ordinances concerning pollution or protection of the environment and occupational safety and health, including without limitation those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, cleanup of, or human exposure to, Materials of Environmental Concern (as defined herein).

                  1.8 "Equipment" shall mean, as of any date, all machinery, equipment, vehicles, furniture, fixtures, supplies and other tangible assets owned by Transferors or the Subsidiaries used at the Facilities in the Business as of such date, together with the items set forth on
         Schedule 1.8 hereto, but Equipment shall not include any item described on Schedule 2.3.7 hereto.

                  1.9 "Excluded Business" shall mean any business currently or hereafter conducted by Transferors, its affiliates and/or its licensees other than the Business.

                  1.10 "Facilities" shall mean the land, buildings, facilities, structures, leasehold and other improvements and fixtures located thereon described in Schedule 1.10 hereto which consists of the following facilities used in the Business: (i) the facility at Fresno, California owned by CRE; (ii) the facilities at Lebanon, Pennsylvania and Louisville, Kentucky owned by HFC; (iii) the facilities at Winchester, Virginia (excluding the Mill Assets as defined in the Winchester Mill Agreement); Kansas City, Kansas; and Omaha, Nebraska owned by the Subsidiaries together with all easements, privileges, licenses, permits, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads and appurtenances, if any, pertaining to or accruing to the benefit of such facilities.

                  1.11 "Interim Financial Statements" means collectively, the Interim Balance Sheet and the Interim Income Statement.

                  1.12 "Inventory" shall mean, as of any date, all products of the Business held for sale by the Business and materials, work in-process, packaging material, and parts and supplies that are held or used primarily by the Transferors or the Subsidiaries in connection with the manufacture, marketing, sale or distribution of the products of the Business in the Business as of such date.

                  1.13 The term "knowledge," when used in the phrase "to the knowledge of Transferors," shall mean, and shall be limited to, the actual knowledge, of the following individuals: Jay Carr, Dennis Eshleman, James Bohenick, David Gloeckler, Burton Freeman Cecil Archbold, William F. Christ and Robert M. Reese.


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                  1.14 "Liability" shall mean any liability or obligation of any kind and nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether arising before, on or after the Closing Date and whether due or to become due.

                  1.15 "Material Adverse Effect" shall mean a material adverse effect on the assets, liabilities, operations or condition (financial or otherwise) of the Business taken as a whole.

                  1.16 "Net Working Capital" shall mean, as of a particular date
         (i) the sum of net accounts receivable, inventories and supplies and certain prepaid expenses of the Transferors and the Subsidiaries relating to the Business reflected as of such date in the accounts of the general ledger of the Business specified on Schedule 1.16(A) hereto, less (ii) the sum of accounts payables and certain accrued liabilities reflected as of such date in the accounts of the general ledger of the Business specified on Schedule 1.16(B). The accounts set forth on Schedule 1.16(A) and Schedule 1.16(B) shall be determined in a manner consistent with the adjustments, accounting principles and practices used in the preparation of the Interim Balance Sheet, provided that any Excluded Liabilities and any Excluded Assets shall be excluded from Net Working Capital.

                  1.17 "Person" shall mean any individual, corporation, partnership, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

                  1.18 "Principal Trademarks" shall mean the brand names, trademarks and registrations and applications for registrations thereof as listed on Schedule 1.18 hereto, and all associated goodwill.

                  1.19 "Promotional Materials" shall mean all current print materials (excluding any letterhead, stationery or business cards bearing any of the Hershey Trademarks) television commercials, promotional materials, point of sale materials and advertising copy currently used by Transferors or the Subsidiaries, as applicable, primarily in connection with the Business.

                  1.20 "Subsidiaries" shall mean Hershey Pasta Group Winchester, Inc., a Delaware corporation, its successors, and Hershey Pasta Manufacturing Company, a Delaware corporation, each directly or indirectly a wholly owned subsidiary of HFC.

                  1.21 "Tax" shall mean any federal, state, local, or foreign income, payroll, employment, excise, environmental (including taxes under Code Section59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

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                  1.22 "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  1.23 "Transferred Employees" shall mean (i) each person who is employed as of the Closing Date at any of the Facilities by the Transferors or by one of the Subsidiaries and each other person employed as of the Closing Date by one of the Subsidiaries (including each such person who as of the Closing Date is on a sickness, disability (other than long-term disability) or employer-approved other leave of absence), and (ii) each person listed on Schedule 1.23 hereto who is employed as of the Closing Date by HFC (including each such person who as of the Closing Date is on a sickness, disability (other than long-term disability) or employer approved other leave of absence); provided, however, that no person (an "On Leave Employee") who, as of the Closing Date, is on a sickness, disability or other leave of absence shall be deemed to be a Transferred Employee unless and until such person actually reports to the applicable Subsidiary or New World for work after the Closing.

                  1.24 "Winchester Mill Agreement" shall mean the agreement between Hershey Pasta & Grocery Group and Miller Milling Company, dated July 29, 1998.

                  2. Reorganization; Recapitalization; Closing.

                  2.1 Reorganization. Upon the terms and subject to the conditions set forth in this Agreement (including the following provisions of this Section 2), the parties agree that following the execution of this Agreement and prior to the consummation of the Closing the Transferors shall take such actions and undertake such transactions as they reasonably determine so that prior to the Closing the Company shall hold directly or indirectly all of the Assets subject to the Assumed Liabilities, such actions and transactions being referred to herein as the "Reorganization Transactions".

                  2.2 Assets. The term "Assets" shall mean all right, title and interest of Transferors in the following assets relating to the Business as of the Closing Date:

                  2.2.1 the Principal Trademarks;

                  2.2.2 the Facilities;

                  2.2.3 the Inventory;

                  2.2.4 the Equipment;

                  2.2.5 subject to receipt of any required consents and the provisions of Section 8.1.2 hereof, all contracts, agreements, licenses, leases and other legally binding arrangements, whether oral or written, (A) that are listed or described on Schedule 4.8 hereto or
         (B) if not
         so listed or described, that relate exclusively to the ownership or operation of the Business or to which the Assets are exclusively subject and (x) are in existence on the date hereof or (y) are entered into in the ordinary course of business on or prior to the Closing Date (collectively, the "Contracts"), including all commitments relating to and orders for the purchase and sale of products of the Business;

                  2.2.6 (a) the trademarks, any associated goodwill and any applications or registrations therefor listed on Schedule 2.2.6 hereto ("Other Trademarks"); (b) the patents, patent applications, copyrights and Internet domain names listed on Schedule 2.2.6 hereto and any applications or registrations therefor; (c) any trade secrets, know-how, recipes, product formulations, processing procedures and finished product specifications, in each case, primarily used in the manufacture, distribution or sale of the products of the Business or primarily relating to the Business (the items referenced in this clause
         (c) are referred to collectively as, the "Intellectual Property"); provided, however, that, with respect to any Intellectual Property that is used both in the Business as well as in any Excluded Business, only the rights to use such Intellectual Property in connection with the Business as currently conducted or currently proposed to be conducted shall be licensed to the Company on a royalty-free, perpetual basis and the applicable Transferors will retain the ownership of all right, title and interest in and to such Intellectual Property with respect to all other uses;

                  2.2.7 subject to Section 8.7, Promotional Material and Customer Information;

                  2.2.8 computer and information systems and software used exclusively in connection with the conduct of the Business to the extent they are transferable;

                  2.2.9 accounts receivable of the Transferors to the extent they relate to the Business;

                  2.2.10 all books of account primarily relating to the Business provided that the Transferors may retain copies of such records;

                  2.2.11 a printed copy of all personnel records exclusively relating to the Transferred Employees provided that the Transferors may retain copies of such records, and

                  2.2.12 cash margin deposits identified to open futures contracts made with third parties in connection with the Business and such deposits will not be included in the calculation of Base Net Working Capital or Net Working Capital.

                  2.3 Excluded Assets. The Assets shall not include any assets other than the assets specifically listed or described in Section 2.2. Notwithstanding the definition of Assets set forth above, the Assets shall expressly exclude and the assets, properties, rights and interest of the Subsidiaries shall exclude the following whether or not related to the Business (collectively, the "Excluded Assets"):

                  2.3.1 all cash and cash equivalents and marketable securities held by the Transferors and the Subsidiaries and intercompany accounts or loans receivable reflecting any liability of any Transferor or any affiliate or subsidiary of any Transferor (other than the Subsidiaries);

                  2.3.2 subject to the provisions of Section 5.10 all rights under any insurance policy (including claims whether or not reported) insuring any Transferor or any affiliate or subsidiary of any Transferor, including Subsidiaries against any risk of any type or description or insuring the life of any Transferred Employee; all rights (including claims whether or not reported) to receive tax refunds, all tax returns relating to the Business and any notes, worksheets, files or documents relating thereto; and any legal files or other documents covered by an evidentiary privilege of any Transferor that are not exclusively related to the Assumed Liabilities, Business or Assets;

                  2.3.3 all books, documents, records and files prepared in connection with the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Assets, the Assumed Liabilities and the Business;

                  2.3.4 all of Transferors' rights under or pursuant to this Agreement and the other agreements between New World or the Company following the Closing and Transferors contemplated hereby;

                  2.3.5 the trademarks and trade names "Hershey", "Hershey Foods" and any other trademark, tradename, corporate or company name, or service mark that incorporates the word "Hershey", including any abbreviations and derivatives of the word "Hershey", and all logos, designs and goodwill associated therewith ("Hershey Trademarks");

                  2.3.6 computer and information systems and software and other information technology equipment that is not exclusively used in the Business;

                  2.3.7 the assets listed or described on Schedule 2.3.7 hereto;

                  2.3.8 any asset, including but not limited to all machinery, equipment, vehicles, furniture, fixtures, supplies and other tangible assets that is used or held for use primarily in an Excluded Business; and

                  2.3.9 all employee benefit plan assets except as specifically provided in Section 9 hereof.

HFC may cause the Subsidiaries to assign and transfer their right, title and interest in and to any Excluded Assets held by such Subsidiaries to any of the Transferors or any other Person designated by HFC at any time prior to Closing without any consideration or value being received by the Subsidiaries for such Excluded Assets.

                  2.4 Assumed Liabilities. At or prior to the Closing, HFC shall cause the Company to assume and agree to be responsible for and to discharge or otherwise satisfy the Assumed Liabilities, but only the Assumed Liabilities, in accordance with the terms thereof. The Assumed Liabilities shall consist of all Liabilities that have arisen prior to or arise after the Closing in the conduct of or relate to the Business or any of the Assets, including, but not limited to, the following:

                  2.4.1 all trade payables and accrued expenses of the Business, including all such items reflected in Closing Net Working Capital;

                  2.4.2 all obligations and liabilities of Transferors or any of their affiliates, other than the Subsidiaries under the Contracts;

                  2.4.3 all Liabilities, expenses or damages arising out of or in connection with the design, manufacture, marketing, sale and distribution of any product of the Business or otherwise in connection with the Business, whether disclosed or undisclosed, including without limitation (A) all product liability claims, infringement claims, warranty or merchantability claims and claims for personal injuries, property damage or losses that involve the sale or use of any product sold or otherwise disposed of by the Business, whether or not identified on Schedule 4.9 hereto and (B) any liabilities or obligations for refunds, adjustments, allowances, exchanges, returns, commissions, detailers' fees or other trade or consumer promotional activities related to or arising from the sale or other disposal of any product of the Business;

                  2.4.4 all Liabilities, expenses and damages related in any way to the Facilities, including without limitation expenses and damages relating to (i) personal injury or economic or property damage, (ii) protection of human health and the environment, (iii) any hazardous or toxic wastes, substances or material, or (iv) arising under Environmental Laws;

                  2.4.5 all Liabilities relating to the Transferred Employees, subject to Section 9 of this Agreement;

                  2.4.6 all Liabilities for sales, use, gross receipts, excise, value-added, business, goods and services, transfer, stamp, recording, documentary, registration, conveyancing or similar taxes, duties or expenses related to the transactions contemplated by this Agreement;

                  2.4.7 all Liabilities, expenses or damages arising out of or in connection with (A) any pending lawsuit or claim listed on Schedule
         4.9 hereto and (B) each claim of any current or former employee of the Business under applicable workers' compensation law; and

                  2.4.8 other Liabilities specifically assumed by the Company under this Agreement.

                  The Company's obligations under this Section 2.4 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any agreement or document delivered in connection herewith or any right or alleged right to indemnification hereunder. Nothing in this Section 2.4 shall otherwise limit New World's rights or remedies hereunder (including its rights under Section 10 hereof) regarding any breach by Transferors of their respective representations, warranties or covenants.

                  2.5 Excluded Liabilities. Except as provided in this Agreement and the Schedules hereto and notwithstanding Section 2.4 hereof, the Company shall not assume, and the Transferors shall retain, the Excluded Liabilities of the Transferors. The "Excluded Liabilities" shall mean the following specific Liabilities of the Transferors.

                  2.5.1 any obligations of Transferors under this Agreement and the Transitional Services Agreement;

                  2.5.2 as provided in and subject to Section 15 of this Agreement, any obligations or liabilities of Transferors for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the other agreements contemplated hereby or the consummation (or preparation for the consummation) of the transactions contemplated hereby and thereby, including attorneys' and accountants' fees;

                  2.5.3 as provided in and subject to Section 8.12 of this Agreement, and except as provided in Section 8.6 of this Agreement, any obligation or liability of Transferors or the Subsidiaries with respect to federal, state, local or foreign income taxes and any liabilities for interest, penalties or additions to any of such income taxes relating to any taxable period (or the portion thereof) ending on or prior to the Closing Date or to the transfer by Transferors of the Assets to the Company (except taxes specifically allocated to, prorated to or assumed by the Company or retained by the Subsidiaries under this Agreement); provided, that any income resulting from a transaction entered into by the Subsidiaries outside of the normal course of business on the Closing Date following the Closing shall be deemed to have occurred on the day following the Closing Date;

                  2.5.4 any obligation or liability of Transferors or the Subsidiaries with respect to retiree medical benefits under HFC's retiree medical benefit program to which any Transferred Employee who is 55 years old or older as of the Closing Date is entitled;

                  2.5.5 any obligation or liability of Transferors or the Subsidiaries with respect to all long term disability benefits payable to any then current or former employee of the Business who is receiving such benefits as of the Closing Date; and

                  2.5.6 all Liabilities arising at any time out of any Excluded Asset.

                  2.6 Closing. The closing (the "Closing") of the transactions enumerated on Schedule 2.6 hereto (the "Recapitalization Transactions") and the other transactions contemplated hereby that have not been consummated prior to such time shall be held at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York at 10:00 a.m., local time, on January 28, 1999, or, if the conditions to Closing set forth in Sections 3.1.3 and 3.2.3 shall not have been satisfied or waived by such date, on the third business day following satisfaction of such conditions. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date," and the Closing shall be deemed effective as of the close of business on the Closing Date. On the business day immediately preceding the Closing Date, New World and Transferors shall conduct a pre-Closing at the same location as the Closing, commencing at 10:00 a.m., local time, at which each party shall present for review by the other party copies in execution form of all documents required to be delivered by such party at the Closing.

                  2.6.1 At the Closing, subject to and on the terms and conditions set forth in this Agreement including Schedule 2.6 hereto,
         (i) an aggregate amount of $450,000,000 shall be delivered to Transferors by wire transfers to one or more bank accounts of Transferors designated in writing by HFC in immediately available funds, being the cash consideration to be paid to the Transferors pursuant to the Recapitalization Transactions as described on Schedule
         2.6 hereto (the "Base Transaction Consideration"), (ii) New World shall cause and the Company shall deliver to Transferors (A) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the matters set forth on Exhibit 2.6.1 hereto, (B) certified copies of resolutions duly adopted by New World's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, (C) certified copies of New World's certificate of incorporation and by-laws, (D) a certificate of the Secretary or an Assistant Secretary of New World as to the incumbency of the officer(s) of New World (who shall not be such Secretary or Assistant Secretary) executing this Agreement and the Transitional Services Agreement and (E) a short-form certificate of good standing of New World, certified by the Secretary of State of New World's state of incorporation as of a date not more than three business days prior to the Closing Date.

                  2.6.2 At the Closing, subject to and on the terms and conditions set forth in this Agreement, Transferors shall deliver or cause to be delivered to New World (A) certified copies of resolutions duly adopted by Transferors' boards of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby as applicable, (B) certified copies of each Transferor's certificate of incorporation and bylaws, (C) a certificate of the Secretary or an Assistant Secretary of each Transferor as to the incumbency of the officer(s) of such Transferor (who shall not be such Secretary or Assistant Secretary) executing this Agreement and the Transitional Services Agreement, (D) resignations of the directors and officers of the Subsidiaries effective as of the Closing, (E) a short-form certificate of good standing of each Transferor, certified by the Secretary of State of Delaware as of a date not more than three business days prior to the Closing Date, (F) evidence that the Reorganization Transactions shall have been consummated or will be consummated contemporaneous with the Closing and
         (G) an
         opinion of Kirkland & Ellis or internal counsel of HFC with respect to the matters set forth on Exhibit 2.6.2 hereto. With respect to the Principal Trademarks and the Intellectual Property included in the Assets, such instruments to be delivered at the Closing or prior to the Closing in connection with the Reorganization Transactions shall consist of assignments in form appropriate for recordation with governmental agencies or authorities responsible for intellectual property in the appropriate jurisdiction, it being understood that the cost of preparing, legalizing and recording any such documents shall be borne by New World or the Company following the Closing.

                  2.6.3 Certain of the Assets may be in the possession of third parties (such as contract manufacturers) on the Closing Date. Prior to the Closing, except as otherwise provided herein or otherwise agreed by the parties, HFC and New World shall agree on reasonable procedures to transfer possession of the Assets to the Company as soon as practicable after the Closing Date, and Transferors shall provide reasonable assistance to the Company in connection with the transfer thereof. All out-of-pocket costs incurred by Transferors, New World or the Company in connection with transferring such Assets shall be borne by New World or the Company following the Closing.

                  2.6.4 At the Closing New World and/or the Company and JLL and certain other investors in New World shall enter into a Stockholders Agreement and a Registration Agreement the terms of which shall include, among other things, (i) a provision that JLL or New World and/or their respective affiliates shall not sell any of the common stock of the Company that is owned by such person unless HFC is offered an equal opportunity to participate in such transaction on a pro rata basis and on terms and conditions that are identical (including price and type of consideration) to those on which JLL or New World and/or their respective affiliates sell their shares of common stock; provided that this provision will not apply to transfers of such common stock to any affiliate of JLL or New World who agrees to be bound by the stockholders agreement, and (ii) if the Company files a registration statement with the Securities and Exchange Commission for the sale or issuance of the Company's common stock (other than on Form S-4 or S-8 or any similar form), including any registration statement pursuant to a demand made by any other holder of the Company's common stock, then HFC shall have a right to piggyback on such registration on a pro rata basis with any other holder of the Company's common stock participating in such registration, it being understood that if the underwriters in such registration determine that it is necessary to limit participation in such registration, the shares to be registered by HFC thereunder shall be subject to the same terms and conditions of limitation with respect to inclusion therein as the shares of JLL and/or its affiliates that are included or entitled to be included in such registration on a pari passu basis.

                  2.7 Adjustments to Base Transaction Consideration.

                  2.7.1 The Base Transaction Consideration shall be (i) reduced by the amount, if any, by which the Net Working Capital as of the Closing Date is less than the Base Net Working Capital or (ii) increased by the amount, if any, by which the Net Working Capital as of the Closing Date is greater than the Base Net Working Capital, provided, that the Base Transaction Consideration shall not be reduced or increased if the differences between the Net Working Capital as of the Closing Date and the Base Net Working Capital is less than $1,000,000, whether positive or negative. To the extent that the Base Transaction Consideration is reduced as contemplated hereby, HFC shall pay such amount to the Company or to the extent that the Base Transaction Consideration is increased as contemplated hereby the Company shall pay such amount to HFC, in either case, within five (5) days of the final determination of such amount together with interest thereon at the prime rate as then in effect at Citibank (the "Applicable Rate") calculated on the basis of the number of days elapsed from the Closing Date to the date of the payment, by wire transfer of immediately available funds to an account designated by the Company or HFC, as applicable.

                  2.7.2 Within 45 days after the Closing Date, HFC shall prepare and deliver to New World a statement (in its final and binding form, the "Statement") setting forth the Net Working Capital as of the close of business on the Closing Date. During the 45 days immediately following New World's receipt of the Statement, New World shall be permitted to review the working papers relating to the Statement. The Statement shall become final and binding upon the parties on the forty-fifth day following receipt thereof by New World unless New World gives written notice of its disagreement (a "Notice of Disagreement") to HFC prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature and amount of any disagreement so asserted and (B) only include disagreements based on mathematical errors or based on the Net Working Capital as of the close of business on the Closing Date not being calculated in accordance with the definition of Net Working Capital in Section 1.16. If a timely Notice of Disagreement is received by HFC, then the Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Independent Auditors. During the 60 days immediately following the delivery of a Notice of Disagreement, Transferors and New World shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. During such period, Transferors shall have full access to the working papers of New World prepared in connection with New World's preparation of the Notice of Disagreement. At the end of such 60-day period, HFC and New World shall submit to an independent auditing firm of national recognition mutually selected by New World and HFC (the "Independent Auditors") for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement, and the

         Independent Auditors shall make a final determination of the Net Working Capital as of the close of business on the Closing Date, which determination shall be binding on the parties (it being understood, however, that the Independent Auditors shall act as an arbitrator to determine, based solely on presentations by New World and Sellers (and not by independent review)), only those matters which remain in dispute and which were properly included in the Notice of Disagreement).

         The Independent Auditors shall be retained to resolve such dispute promptly and, in any event, to resolve such dispute within thirty (30) days from the date the dispute is submitted to the Independent Auditors. New World shall pay one-half and Transferors shall pay one-half of the fees and expenses of the Independent Auditors. The determination of the Net Working Capital as of the close of business on the Closing Date as determined by agreement of the parties or by the Independent Auditor shall be final and binding on the parties. The Base Transaction Consideration as further adjusted pursuant to this Section 2.7 shall be referred to herein as the "Final Transaction Consideration".

                  3. Conditions to Closing.

                  3.1 New World's Obligation. The obligation of New World to enter into and consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by New World) as of the Closing of the following conditions:

                  3.1.1 Other than as a result of the consummation of the Reorganization Transactions, the representations and warranties of Transferors made in this Agreement shall be true and correct as of the date hereof and, on and as of the Closing Date, as though made on and as of the Closing Date, (except for representations and warranties that speak as of a specific date or time which need only be true and correct as of such date or time), and Transferors shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Transferors by the time of the Closing, except for breaches of such representations, warranties, obligations and covenants together with all supplements, modifications and updates to the Schedules hereto by Transferors prior to the Closing as permitted by this Agreement that, in the aggregate, would not have a Material Adverse Effect; and HFC shall have delivered to New World a certificate dated as of the Closing Date and signed by a Vice President of HFC confirming the foregoing;

                  3.1.2 No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated hereby or the exercise by New World of control over the Company;

                  3.1.3 The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated;

                  3.1.4 New World shall have received the proceeds of the financing contemplated by the Debt Commitment Letters.

                  3.1.5 New World shall have received the audited financial statements of the Business as contemplated by Section 5.8(a) below.

                  3.1.6 The Transferors shall have consummated the Reorganization Transactions as contemplated by Section 2.1 above.

                  3.2 Transferors's Obligation. The obligation of Transferors to enter into and consummate the transaction contemplated by this Agreement is subject to the satisfaction (or waiver by Transferors) as of the Closing of the following conditions:

                  3.2.1 The representations and warranties of New World made in this Agreement shall be true and correct as of the date hereof and, on and as of the Closing Date, as though made on and as of the Closing Date, (except for representations and warranties that speak as of a specific date or time which need only be true and correct as of such date or time), and New World shall have performed or complied with the obligations and covenants required by this Agreement to be performed or complied with by New World by the time of the Closing, except for breaches of such representations, warranties, obligations and covenants that, in the aggregate, would not have a material adverse effect on the expected benefits to Transferors of the transactions contemplated by this Agreement; and New World shall have delivered to Transferors a certificate dated the Closing Date and signed by the President or a Vice President of New World confirming the foregoing.

                  3.2.2 No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Assets.

                  3.2.3 The waiting period under the HSR Act shall have expired or been terminated.

                  4. Representations and Warranties of Transferors. Transferors hereby represent and warrant to New World as follows:

                  4.1 Authority; No Conflicts.

                  4.1.1 Each of the Transferors and the Subsidiaries (collectively, the "HFC Companies") is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Transferors and the Company has all requisite corporate power and authority to enter into this Agreement and the Transitional Services Agreement, to the extent it is a party hereto or thereto, and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by each of the Transferors and the Company to authorize the execution, delivery and performance of this Agreement and the Transitional Services Agreement, to the extent it is a party hereto or thereto, and the consummation of the transactions contemplated hereby and thereby, have been or will have been at or prior to the Closing duly and properly taken. This Agreement has been duly executed and delivered by each Transferor and the Company, and the Transitional Services Agreement that is contemplated hereby to be executed and delivered by any Transferor will be duly and validly executed and delivered by such Transferor. This Agreement and the Transitional Services Agreement constitute, or will constitute, as the case may be, valid and binding obligations of the applicable Transferor enforceable against the applicable Transferor and the Company in accordance with their respective terms.

                  4.1.2 Subject to the matters disclosed on Schedule 4.1.2 hereto, the execution and delivery of this Agreement by each Transferor and the Company and the execution and delivery of the Transitional Services Agreement as is contemplated hereby to be executed and delivered by any Transferor do not or will not, as the case may be, and the consummation by each Transferor and the Company, as applicable, of the transactions contemplated hereby and with respect to the Transferor thereby and compliance by each Transferor and the Company, as applicable, with the terms hereof and with respect to the Transferors thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the Assets under, or require any consent, authorization or approval under any provision of the certificate of incorporation or by-laws of the applicable Transferor or the Company, any judgment, order or decree or any statute, law, ordinance, rule or regulation applicable to the applicable Transferor or the Company or the Assets, other than any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that, individually or in the aggregate, would not have a Material Adverse Effect and would not materially impair the ability of Transferors or the Company to consummate the transactions contemplated hereby, or that result from or are required under the HSR Act or that result from or are required by reason of New World's participation in the transactions contemplated hereby.

                  4.2 Organization and Standing. Each of the HFC Companies, as applicable, has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals reasonably necessary to enable it to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect. Transferors have made available to New World true and complete copies of (i) the Certificates of Incorporation, as amended to the date of this Agreement, and the By-laws, as in effect on the date of this Agreement, of each Subsidiary and (ii) the stock certificate and transfer books of each Subsidiary. The Subsidiaries as of the day hereof do not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership or other entity.

                  4.3 Capital Stock of the Subsidiaries. There are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which either Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of its capital stock or other securities, and no equity securities of either Subsidiary are reserved for issuance for any purpose.

                  4.4 Business Financial Statements. Schedule 4.4 hereto consists of (i) a Combined Statement of Adjusted Operating Profit of the Business for the fiscal year 1997; (the "Income Statement"); (ii) the Combined Statement of Adjusted Net Assets of the Business as of December 31, 1997 (the "Year-End Balance Sheet"); (iii) a Combined Statement of Adjusted Operating Profit of the Business for the nine-month period ended October 4, 1998 (the "Interim Income Statement"); and (iv) the Combined Statement of Adjusted Net Assets for the Business as of October 4, 1998 (the "Interim Balance Sheet"). The financial statements included on Schedule 4.4 hereto, together with the notes and schedules thereto, are collectively referred to as the "Business Financial Statements". The Income Statement for 1997 and the Year-End Balance Sheet have been audited by Arthur Andersen LLP; the other Business Financial Statements are unaudited. The Business Financial Statements have been derived from the accounting books and records of the HFC Companies and present fairly in all material respects the results of operations for the Business for the respective periods covered by the Income Statement and Interim Income Statement, and the net assets and liabilities of the Business as of the respective dates of the Year-End Balance Sheet and the Interim Balance Sheet, in each case in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied, but subject to the adjustments, exceptions and practices referred to in the notes or other schedules to the Business Financial Statements included in Schedule 4.4 hereto.

                  4.5 Title to Equipment; Condition.

                  4.5.1 Each Transferor and each of the Subsidiaries, has good and valid title to the Equipment owned by it free and clear of all mortgages, liens, security interests, claims, charges, restrictions, reservations and agreements, pledges, guarantees and encumbrances of any nature whatsoever ("Liens"), except (i) such Liens as are disclosed in Schedule 4.5.1 hereto, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, liens for taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, (iii) those Liens that will not survive the Closing and (iv) other imperfections of title, restrictions or encumbrances, if any, which imperfections of title, restrictions or encumbrances do not materially and adversely affect the current use of such Equipment in the Business (collectively, the "Permitted Liens"). This Section (other than the definition of Permitted Liens) does not relate to real property or interests in real property, such items being the subject of the following Section.

                  4.5.2 The Equipment that has been actively used in the manufacture, marketing, distribution and sale of the products of the Business to produce the results reflected in the Interim Income Statement ("Business as currently conducted") has been maintained in all material respects in a manner consistent with industry practice and is in the aggregate in generally good condition, reasonable wear and tear excepted.

                  4.6 Title to Facilities. Each HFC Company, as applicable, owns fee simple title to the Facilities as set forth on Schedule 1.10 hereto, free and clear of all Liens, except (i) as set forth on Schedule 4.6(A) hereto other than (A) judgments against Transferors, (B) Liens other than mortgages which can be satisfied by payment of a liquidated amount, (C) leases, provided same do not materially adversely affect the marketability or intended use, occupancy or value of the Facilities, or (D) tax Liens with respect to amounts that are due and owing, (ii) Permitted Liens, (iii) easements, covenants, rights-of-way and other similar restrictions of record, (iv) current general real estate taxes and installments for special assessments which are not yet due and payable, (v) existing leases, licenses and possession or occupancy agreements, if any listed on Schedule 4.6(B) hereto, (vi) (A) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions, (B) mortgages, liens, security interests or encumbrances that have been placed by any developer, landlord or other third party on property (other than the Facilities) over which such HFC Company has easement rights and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (A), (B) and (C) of this subsection (vi), individually or in the aggregate, materially impair the continued use and operation of such Facilities in the Business as currently conducted, (vii) acts done or suffered to be done by, and judgments against, New World and those claiming by, through or under New World and (viii) any and all orders, decrees, awards or judgments related to any eminent domain or condemnation proceeding (the foregoing items in clauses (i) through (viii) collectively, the "Permitted Exceptions").

                  4.7 Intellectual Property.

                  4.7.1 Except as disclosed on Schedule 4.7.1 hereto: (i) Homestead owns all right, title and interest in and to the Principal Trademarks; (ii) to the knowledge of the Transferors, use of the Principal Trademarks in the U.S. in the conduct of the Business as currently conducted does not infringe upon any U.S. registered or common law trademarks of any third party; (iii) no litigation or claim is pending or, to the knowledge of the Transferors, is threatened against any HFC Company affecting the Principal Trademarks and, to the knowledge of the Transferors, there is no basis for any such claim;
         (iv) no licenses, sublicenses or agreements pertaining to the Principal Trademarks have been granted or entered into by any HFC Company, other than any intercompany licenses which shall be terminated as of the Closing Date; (v) to the extent identified on Schedule 1.18 hereto, each of the Principal Trademarks is duly registered with the United States Patent and Trademark Office as identified on Schedule 1.18 hereto with respect thereto and the rights therein have not been abandoned; and (vi) the Transferors have not received any notices of, and to the knowledge of Transferors there is not, any infringement by any third party with respect to the Principal Trademarks.

                  4.7.2 Except as disclosed on Schedule 4.7.2 hereto and except as would not have a Material Adverse Effect: (i) each HFC Company, as applicable, has the right to use the Intellectual Property in the conduct of the Business as currently conducted, (ii) no claim is pending in writing or, to the knowledge of Transferors, is threatened in writing against any HFC Company as of the date of this Agreement by any Person with respect to the ownership or use of any of the Intellectual Property or the infringement of any intellectual property of any third party by the conduct of the Business and, to the knowledge of the Transferors, there is no basis for any such claim; (iii) no licenses, sublicenses or agreements pertaining to any of the Intellectual Property have been granted or entered into by any HFC Company, other than any intercompany licenses which shall be terminated as of the Closing Date; and (iv) Transferors have not received any notices of, and to the knowledge of Transferors there are no, facts which indicate a likelihood of any infringement by any third party with respect to the Intellectual Property.

                  4.8 Contracts. Other than as contemplated in Section 8.1.2,
Schedule 4.8 hereto includes the written contracts of the following types relating to the Business to which any HFC Company is a party but excluding any contract between or among any of the Transferors and/or their affiliates, on the one hand, and the Subsidiaries on the other hand that will be terminated on or prior to the Closing Date:

                  4.8.1 each collective bargaining agreement covering any Transferred Employees;

                  4.8.2 each covenant, agreement or order that restricts the Businesses right to compete to the extent that such restriction would reasonably be expected to materially adversely affect the Business;

                  4.8.3 each lease under which any HFC Company is a lessor or sublessor, or a lessee or sublessee of any real property, that is used or held for use in the Business and which has future liability in excess of $250,000 per annum and is not terminable by notice of not more than 60 calendar days for a cost of less than $250,000;

                  4.8.4 each lease under which any HFC Company is lessee of, any machinery, equipment, vehicles or other tangible personal property owned by a third party and used in the Business which has future liability in excess of $100,000 per annum and is not terminable by notice of not more than 60 calendar days for a cost of less than $100,000.

                  4.8.5 each joint venture or consortium agreement involving a commitment of the Business in excess of $1,000,000;

                  4.8.6 each agreement, contract, or commitment or series of related agreements, contracts or commitments to make capital expenditures that are, individually or in the aggregate, in excess of $1,000,000;

                  4.8.7 each agreement or indenture relating to borrowed money in excess of $50,000 or the mortgaging, pledging or otherwise placing a Lien on any Asset in excess of $50,000;

                  4.8.8 each guarantee of indebtedness or obligation (whether monetary or non-monetary) of any Person (other than a HFC Company) involving obligations in excess of $50,000 individually (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

                  4.8.9 each agreement, contract or commitment for currency, interest rate, commodity or other hedging activities having a value in excess of $1,000,000;

                  4.8.10 each contract for the employment of any Transferred Employee on a full-time, part-time, consulting or other basis providing annual compensation in excess of $250,000 and a remaining term of more than twelve months;

                  4.8.11 each license, indemnification or other agreement with respect to any Principal Trademark or Intellectual Property, whether as the licensee or licensor, which involves the annual sale of more than $1,000,000 of products of the Business or royalty payments in excess of $250,000 in 1997 or 1998 on an annualized basis;

                  4.8.12 each agreement involving an obligation of any HFC Company in excess of $1,000,000 with respect to the advertising, marketing or promotion (including slotting agreements) of the products of the Business;

                  4.8.13 each milling or grain purchase agreement having an undelivered balance in excess of $1,000,000;

                  4.8.14 each agreement for the manufacture and sale of private label products of the Business involving sales of more than $1,000,000 in 1997 or 1998 on an annualized basis; and

                  4.8.15 each other agreement, contract and lease, entered into in the conduct of the Business which has future liability in excess of $1,000,000 per annum and is not terminable by notice of not more than 60 calendar days for a cost of less than $1,000,000 (other than contracts for the purchase or sale of inventory in the ordinary course of business).

         Except as disclosed on Schedule 4.8 hereto each Contract listed on
         Schedule 4.8 hereto is a valid and binding obligation of the HFC Company which is a party thereto and, to the knowledge of Transferors, is in full force and effect and is enforceable by such Person in accordance with its terms. Except as disclosed on Schedule 4.8 hereto, to the knowledge of Transferors, the HFC Company which is a party thereto has performed all material obligations required to be performed by it under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default.

                  4.9 Litigation; Decrees. Except as set forth on Schedule 4.9 hereto, there is no lawsuit, action or arbitration proceeding or investigation by or before any court or administrative agency or arbitral tribunal (except lawsuits or claims regarding worker's compensation) pending or, to the knowledge of Transferors, threatened against or affecting any HFC Company or its affiliates relating to or arising out of the conduct of the Business or which involves an unspecified amount which, in either case, could reasonably be expected to result in liability of more than $100,000 or seeking any material injunctive relief which would affect the Business or the transaction contemplated by this Agreement. To the knowledge of Transferors, none of the HFC Companies, with respect to the Business, is in default under any judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to the Business or the Assets.

                  4.10 Absence of Undisclosed Liabilities. To the knowledge of the Transferors, except for liabilities and obligations (i) set forth in
Schedule 4.10 hereto, (ii) reflected on the Interim Financial Statements (including the notes thereto), (iii) incurred in the ordinary course of business since the date of the Interim Balance Sheet, or (iv) pursuant to Contracts or as otherwise disclosed in this Agreement or in the Schedules hereto, the Business is not subject to any material liabilities or obligations of whatsoever nature, direct or indirect whether accrued, fixed, contingent or otherwise, relating to the Business.

                  4.11 Absence of Changes or Events. Except as set forth on
Schedule 4.11 hereto or the other Schedules hereto, since October 4, 1998, there has been no event or development that has had a Material Adverse Effect, other than changes relating to or affecting United States or foreign economies in general or the Business's industry in general and not specifically relating to the Business, and other than changes that are the result of actions taken or proposed by New World prior to the Closing Date that have an effect on the Business. New World acknowledges that there may have been a disruption to the Business as a result of Transferors' review and consideration of a sale of the Business (and there may be a disruption to the Business as a result of the execution of this Agreement, the announcement by New World of its intention to purchase the Business or the announcement by Transferors (or their affiliates) of their intention to sell the Business, and the consummation of the transactions contemplated hereby), and New World agrees that such disruptions do not and shall not constitute a breach of this Section.

                  4.12 Compliance with Applicable Laws. Except as set forth on
Schedule 4.12 hereto or the other Schedules hereto or as previously disclosed to New World in writing, to the knowledge of Transferors, the Business is being conducted in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality that are material to the Business. Except as set forth on
Schedule 4.12
hereto or the other Schedules hereto, since January 1, 1996, none of the HFC Companies has received any written communication from a governmental authority that alleges that the Business is not in material compliance with any federal, state or local laws, rules and regulations, material to the operation of the Business. This Section does not relate to environmental matters or Tax matters, such matters being the subject of Section 4.13 and 4.14, respectively.

                  4.13 Environmental Matters. (a) Except as set forth in
Schedule 4.13 hereto to the knowledge of the Transferors, the HFC Companies with respect to the Business and the Facilities are in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the HFC Companies of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. Except as set forth in Schedule 4.13 hereto the Transferors and the HFC Companies have not received any material written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the HFC Companies with respect to the Business are not in such compliance in all material respects.

                  (b) Except as set forth in Schedule 4.13 hereto, there is no material claim, action, or investigation by any Person of which any HFC Company has received written notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location owned or operated by Transferor or the HFC Companies in connection with the Business or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law ("Environmental Claim") pending or, to the knowledge of the Transferors, threatened against the HFC Companies with respect to the Business or the Facilities or to the knowledge of the Transferors, against any Person whose liability for any Environmental Claim against the HFC Companies arises out of the activities of the Business and has been contractually retained or assumed by the Business.

                  (c) Without in any way limiting the generality of the foregoing, to the knowledge of the Transferors (i) no on-site or off-site location (including at the Facilities) where the HFC Companies with respect to the Business have disposed or arranged for the disposal of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products (collectively, "Materials of Environmental Concern") is listed on the CERCLA National Priority List, (ii) except as set forth in Schedule 4.13 hereto, there is no asbestos in friable and damaged condition contained in or forming part of any building, building component, structure or office space owned or leased by the HFC Companies with respect to the Business or at the Facilities, and (iii) except as set forth in Schedule 4.13 hereto, all underground storage tanks owned, operated, or leased by Transferors with respect to the Business or located at the Facilities and which are subject to regulation under the federal Resource Conservation and Recovery Act (or equivalent state or local law regulating underground storage tanks) meet the technical standards prescribed at Title 40 Code of Federal Regulations Part 280 which become effective December 22, 1998 (or any applicable state or local law requirement(s).

This Section 4.13 contains the sole and exclusive representations and warranties of Transferors with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental Laws.

                  4.14 Taxes.

                  4.14.1 Each of the Subsidiaries has filed (or had filed on its behalf) all material Tax Returns that it was required to file (either separately or on a combined, consolidated or unified basis). All Taxes shown as due on such Tax Returns have been paid. HFC has filed (or caused to be filed) all material Tax Returns that it was required to file with respect to the Assets or the Subsidiaries, and has paid all Taxes shown thereon as owing.

                  4.14.2 Except as provided in Schedule 4.14 hereto, none of the Subsidiaries has waived any statute of limitations in respect of any Taxes material in the aggregate or agreed to any extension of time with respect to any Tax assessment or deficiency; and to the knowledge of Transferors there is no dispute or claim concerning any Tax liability of any of the Subsidiaries claimed or raised by any authority.

                  4.14.3 None of the Subsidiaries is a party to any Tax allocation, indemnification or sharing agreement.

                  4.14.4 None of the Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was HFC). None of the Subsidiaries has any liability for the Taxes of any Person other than current and former members of the group the common parent of which was HFC under Treas. Reg. Section1.1502-6 (or any similar provision of state, local, or foreign law).

                  4.14.5 None of the Subsidiaries is a party to any arrangement that could result in the payment of any "excess parachute payments" within the meaning of Code Section280G as a result of the transactions contemplated by the Agreement.

                  4.15 Labor and Employment Matters. Since January 1, 1996, no HFC Company has engaged in any unfair labor practice related to the Business. No unfair labor practice complaint or charge against any HFC Company related to the Business is pending or to the knowledge of Transferors, threatened before any applicable regulatory authority or agency. No organized labor strike, dispute, slowdown or stoppage is pending or to the knowledge of Transferors threatened against or involving the Business; no HFC Company has been notified of any grievance or arbitration proceeding which could reasonably be expected to have a Material Adverse Effect; no arbitration proceeding arising out of or under any collective bargaining agreement related to the Business is pending or, to the knowledge of Transferors, threatened; except as set forth on

Schedule 4.15 hereto, no collective bargaining agreement or other labor union agreement is binding upon or currently being negotiated by any HFC Company related to the Business; no HFC Company has experienced or, to the knowledge of the Transferors, been threatened with any organized labor strike or material dispute, walkout, slowdown or stoppage, in each case, related to the Business, during the three (3) years prior to the date hereof; and there is no union organizing campaign or other question concerning representation pending or, to the knowledge of Transferors, threatened.

                  4.16 Employee Benefit Plans.

                  4.16.1 HFC has made available or delivered to New World a copy of each material employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, "ERISA") maintained or contributed to by HFC with respect to current employees of the Business (the "Business Plans") as set forth on Schedule 4.16 hereto.

                  4.16.2 Each Transferred Pension Plan that will be assumed by the Company pursuant to Section 9.5 hereof has received a determination from the Internal Revenue Service that such Transferred Pension Plan is qualified under Code Section401(a), and to the knowledge of Transferors the trusts maintained thereunder are exempt from taxation under Code Section501(a) and nothing has occurred that could adversely affect the qualified status of any Transferred Pension Plan or the tax exempt status of any trust maintained thereunder.

                  4.16.3 Each Transferred Pension Plan and any related trust, insurance contract or fund has been maintained, funded and administered in material compliance with its respective terms and the terms of any applicable collective bargaining agreements and in material compliance with all applicable laws and regulations, including, but not limited to, ERISA and the Code. There has been no application for or waiver of the minimum funding standards imposed by Code Section412 with respect to either of the Transferred Pension Plans. No asset that is to be transferred to the Company pursuant to this Agreement is subject to any lien under ERISA or the Code; and neither HFC nor any of the Subsidiaries or any ERISA affiliate has incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) and, to the knowledge of the Transferors, no condition presently exists that presents a material risk to New World of incurring any such liability.

                  4.17 Bank Accounts. Schedule 4.17 hereto identifies each bank account, safe-deposit box or lock box used exclusively in the Business and each authorized signatory with respect thereto.

                  4.18 Accounts Receivable; Powers of Attorneys. The accounts receivable of the Business reflected on the Interim Balance Sheet or arising after the date thereof (i) arose from the sale of Inventory in the ordinary course of business, (ii) reflect extensions of credit consistent with the past practices of each such HFC Company and (iii) have been made for valuable consideration. There are no outstanding powers of attorney executed on behalf of the Subsidiaries.

                  4.19 Ordinary Course of Business; Distributions. Subject to
Section 4.11 hereof, the Business has been conducted in the ordinary course since October 4, 1998 and there has not been distributed any dividend or other distribution of any kind other than the distribution of the Excluded Assets from the Subsidiaries.

                  4.20 Assets Necessary to Business. Except as set forth in
Schedule 4.20 hereto (i) the Principal Trademarks constitute all of the material trademarks that are necessary for the conduct of the Business in substantially the same manner as it is currently being conducted, (ii) the Assets include the assets, properties, licenses, rights and agreements necessary to manufacture the products of the Business in substantially the same manner as such products are currently manufactured, and (iii) the Assets, together with the transitional services that the Transferors will provide to the Company following the Closing pursuant to the Transitional Services Agreement as contemplated by Exhibit 8.8 hereof, constitute all of the material assets, properties, licenses, rights and agreements that are necessary to otherwise conduct the Business in all material respects in substantially the same manner as it is currently being conducted, in each case of clauses (i), (ii) and (iii) above, immediately following the Closing.

                  5. Covenants of Transferors. Transferors covenant and agree as follows:

                  5.1 Access. Prior to the Closing, Transferors shall grant to New World or cause to be granted to New World and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of Transferors and the Subsidiaries relating to the transition of the Business to New World; provided, however, that such access does not unreasonably interfere with the normal operations of Transferors, the Subsidiaries or the Business; and provided further, however, that all requests for access shall be directed to Mr. William Christ, or such other person as Transferors may designate from time to time. New World shall indemnify and hold Transferors, the Subsidiaries and their respective affiliates and each of their respective representatives, agents, officers, shareholders, directors and employees harmless against any and all losses, liabilities, expenses and damages or actions or claims with respect thereto suffered or incurred by Transferors, the Subsidiaries or New World and their respective affiliates or each of their respective representatives, agents, officers, shareholders, directors and employees, arising out of, or with respect to, any action taken or the failure to take any action by any of New World's or its representatives', agents' or employees' constituting gross negligence, willful misconduct or willful violation of this Agreement in connection with the exercise of New World's rights under this Section 5.1. Notwithstanding any provision in this Agreement to the contrary, New World's indemnity under this Section 5.1 shall survive the termination of this Agreement and the consummation of the transactions contemplated hereby.

                  5.2 Ordinary Conduct. Except as permitted by the terms of this Agreement (including the Reorganization Transactions and the Recapitalization Transactions) or as set forth in Schedule 5.2 hereto, from the date hereof to the Closing, Transferors will cause the Business to be conducted in the ordinary course consistent in all material respects with past practice and shall use their commercially reasonable efforts to preserve intact the present business organization, keep available the services of the present officers and employees and preserve the current relationships with customers, suppliers, employees and any others having business dealings with them. Except as contemplated by this Agreement or Schedule 5.2 hereto, from the date hereof until the Closing, Transferors will not do any of the following without the prior written consent of New World:

                  5.2.1 make any material change in the conduct of the Business, except as specifically contemplated by this Agreement;

                  5.2.2 sell, lease, license or otherwise dispose of (i) any Facility or Principal Trademark or (ii) any other assets having a value in excess of, individually $100,000 or $500,000 in the aggregate, except for sales of Inventory or disposition of obsolete or unused Equipment in the ordinary course of business consistent with past practice or as otherwise permitted or contemplated by this Agreement;

                  5.2.3 permit, allow or subject any of the Assets or any part thereof to any material Lien or suffer such to be imposed, except for Permitted Liens;

                  5.2.4 amend in any material respect or terminate any Contract required to be disclosed under Schedule 4.8 hereto, other than in the ordinary course of business; or

                  5.2.5 (i) materially increase the compensation, severance or termination benefits of any Transferred Employee, except normal annual increases in its ordinary course of business, consistent with past practices or increases required by existing contracts or commitments; or (ii) except as may be required to comply with applicable law, enter into, amend or supplement in any material respect any pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, with or for the benefit of any Transferred Employee;

                  5.2.6 make or commit to make capital expenditures in an aggregate amount in excess of $1,000,000;

                  5.2.7 except as may be required to comply with applicable law, enter into, adopt, amend or terminate any material collective bargaining agreement outside the normal course of business;

                  5.2.8 agree to or commit to do any of the foregoing.

                  5.3 Confidentiality. Transferors agree to keep and to use all reasonable efforts after the Closing Date to cause their respective directors, officers, employees, advisors and affiliates to keep the Information (as defined below) confidential for a period of five years from the Closing Date, except that any Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 5.3, and except that any Information may be used and disclosed solely (i) in connection with the performance by Transferors of its obligations under the Transitional Services Agreement, and (ii) in connection with the conduct of the Excluded Business, in each case without violating the provisions of this Section
5.3. For purposes hereof, the term "Information" means all information primarily concerning the Business, the Assets and the Assumed Liabilities, other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.3, or is developed independently by Transferors or its affiliates or is obtained from third parties.

                  5.4 Accounts Receivable. Except as otherwise provided in this
Section 5.4, Transferors shall promptly forward or cause to be forwarded to the Company any and all proceeds from accounts receivable relating to the Business and reflected in Net Working Capital as of the Closing Date that are received by Transferors or their affiliates after the Closing Date. Any proceeds from accounts receivable that Transferors are otherwise required to remit to the Company pursuant to this Section 5.4 may be offset and reduced by any amounts owing from New World to Transferors or their affiliates under this Agreement or the Transitional Services Agreement. HFC shall give New World prompt written notice of any amounts that are offset against such proceeds and retained by Transferors (which written notice shall be accompanied by reasonable supporting documentation in connection therewith).

                  5.5 Name Change of Subsidiaries. HFC will change the names of the Subsidiaries prior to Closing to such new names as New World shall choose and have delivered in a written notice to HFC not less than five (5) days prior to Closing, which shall not include "Hershey" or any derivative thereof.

                  5.6 WARN Act Covenant. None of the HFC Companies shall, at any time within 90 days before the Closing Date, without complying fully with the notice and other requirements of Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the "WARN Act"), effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment of any Transferred Employee or one or more Facilities or operating units within any site of employment of any Transferred Employee or Facility of any HFC Company; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or any Transferred Employee or Facility of any HFC Company; or any similar action under applicable state, local or foreign law or regulation requiring notice to employees in the event of a plant closing or layoff to the extent that any of the foregoing activity would result in any liability to the Business.

                  5.7 Confidentiality Agreements. At the Closing, Transferors shall to the extent assignable assign to New World all of their rights under Confidentiality Agreements entered into by or on behalf of Transferors in connection with the offer and sale of the Business that protect the confidential information of the Business and retain all other rights under the Confidentiality Agreements. At Closing, Transferors shall provide New World with true and correct copies of all such Confidentiality Agreements.

                  5.8 Financial Statements. (a) The Transferors shall cooperate with New World so that New World may obtain not less than five (5) days prior to the Closing (i) an audited Combined Statement of Adjusted Net Assets of the Business as of December 31, 1996, (ii) an audited Combined Statement of Adjusted Operating Profit of the Business for the year-ended December 31, 1996 and (iii) audited Statements of Cash Flows of the Business for the years ended December 31, 1996 and December 31, 1997, which in each case shall be prepared consistent with the Business Financial Statements.

                  (b) Promptly following the date hereof, HFC shall deliver to New World the internally prepared unaudited financial statements covering the Business that are prepared by management in the ordinary course of business ("Internal Financial Statements") for the fiscal months of October and November, 1998 and, promptly following the time at which they become available in the ordinary course of business, the Internal Financial Statements for each fiscal month ending following the date of this Agreement and prior to the Closing.

                  (c) For a period beginning on the date hereof and ending 180 days following Closing, HFC shall provide, at New World's expense, reasonable cooperation to New World and shall cause its independent auditors to provide such cooperation to New World in connection with preparing such audited and unaudited financial statements of the Business and related management discussion and analyses for 1996, 1997 and 1998 (including relevant interim periods of 1998) and such summary of financial data as such may be reasonably required by New Word in conjunction with any financing contemplated by New World.

                  5.9 Bridge Loan Expenses. Provided that the Bridge Loan (as defined in and contemplated by the Commitment Letters) is funded and upon consummation of the Closing, the Transferors shall reimburse New World for the actual incurred and documented costs and expenses pertaining solely to (i) the payment of any takedown fee but not in an amount in excess of $2,100,000 and
(ii) reasonable out-of-pocket legal fees not to exceed $300,000 directly related to the documentation, drawing and closing of the Bridge Loan as contemplated by the Commitment Letters.

                  5.10 Insurance. Transferors hereby agree to (i) maintain all property damage, casualty, automobile and product and general liability insurance policies (including any business interruption insurance associated with property damage but excluding any self-insurance arrangements and workmens' compensation policies or coverage) insuring any Transferor or any affiliate or any subsidiary of any Transferor against any risk relating to the operation of the Business prior to the Closing and (ii) assign, to the extent transferable, to the Company the rights to make claims with respect to any coverage, whether on a claims-made or on an occurrence basis, for pre-closing periods under such policies effective upon consummation of the Closing. HFC shall use commercially reasonable efforts to assist the Company at the Company's cost and expense in making and enforcing any claims with respect to such pre-closing period under such policies; provided that HFC shall have no obligation to bring any suit or other adversarial proceeding to recover any such amount. New World acknowledges that HFC will terminate such policies as they relate to the Business with respect to occurrences following the Closing and claims relating to such occurrences (and to the extent there are any claims-made policies, all such coverage) immediately upon consummation of the Closing. In the event that there is any event that results in a claim being available to the Company pursuant to this Section 5.10, such claim shall be taken into consideration in determining the impact of such event on the Business (including, whether there has been a Material Adverse Effect as the result of such event).

                  6. Representations and Warranties of New World. New World hereby represents and warrants to Transferors as follows:

                  6.1 Authority; No Conflicts.

                  6.1.1 New World is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. New World has all requisite power and authority to enter into this Agreement and the Transitional Services Agreement and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by New World to authorize the execution, delivery and performance of this Agreement and the Transitional Services Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by New World, and the Transitional Services Agreement to be executed and delivered by the Company shall be duly and validly executed and delivered by the Company. This Agreement and the Transitional Services Agreement constitute, or will constitute, as the case may be, valid and binding obligations of New World and the Company, as applicable, enforceable against New World in accordance with their terms.

                  6.1.2 The execution and delivery by New World of this Agreement and the Transitional Services Agreement do not, and the consummation by New World of the transactions contemplated hereby and thereby and compliance by New World with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of New World under, or require any consent, authorization or approval under any provision of the formation documents of New World, any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which New World is a party or by which any of its properties or assets are bound, or any material judgment, order or decree, or any material statute, law, rule or regulation applicable to New World or its property or assets, or that result from or are required under the HSR Act.

                  6.2 Actions and Proceedings, etc. There are no outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against New World which have or could have a material adverse effect on the ability of New World to consummate the transactions contemplated hereby or actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of New World, threatened against New World, which have or could have a material adverse effect on the ability of New World to consummate the transactions contemplated hereby.

                  6.3 Financing. New World is a newly formed limited liability company which has not conducted any business other than in connection with the transactions contemplated by this Agreement and prior to the Closing New World will not conduct any business other than in connection with the transactions contemplated by this Agreement. New World has received written debt commitment letters (the "Debt Commitment Letters") (true, correct and complete copies of which are attached as Exhibit 6.3(A) hereto) to obtain, subject to the terms and conditions therein, the funds necessary together with the equity contribution as contemplated by the equity commitment letter (the "Equity Commitment Letter") (a true, correct and complete copy of which is attached as Exhibit 6.3(B) hereto) (the Debt Commitment Letters and the Equity Commitment Letter, collectively, the "Commitment Letters") for the consummation of the transactions contemplated hereby, including payment of the Base Transaction Consideration and all related costs and expenses. New World has paid all commitment fees required to be paid and taken all other actions required to cause such Commitment Letters to be effective and to constitute the valid commitment of the issuer of such letter. New World is not aware of any breach of any representation, warranty or covenant under any Commitment Letter and each Commitment Letter is a valid and binding commitment of New World and the issuer thereof to the extent set forth on the face thereof. New World is not, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements therein inaccurate in any material respect or that would cause the commitments provided in the Commitment Letters to be terminated or ineffective or any of the conditions contained therein not to be met.

                  6.4 No Knowledge of Misrepresentations or Omissions. New World has no actual knowledge that any representation or warranty of Transferors in this Agreement or the Schedules hereto is not true and correct in all material respects and New World has no actual knowledge of any material errors in, or material omissions from, the Schedules hereto.

                  6.5 Acquisition of Shares for Investment. The shares of the Company acquired by New World pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and New World will not offer to sell or otherwise dispose of such shares so acquired by it in violation of any of the registration requirements of any applicable securities law.

                  7. Covenants of New World, JLL and the Company. New World covenants as follows:

                  7.1 Confidentiality.

                  7.1.1 New World acknowledges that all information provided to any of it and its affiliates, agents and representatives by Transferors and their affiliates, predecessors, agents and representatives is subject to the terms of a confidentiality agreement between HFC and New World or one of its affiliates or other beneficial owners (the "Confidentiality Agreement"), the terms of which are hereby incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate; provided, however, that New World acknowledges that the Confidentiality Agreement shall terminate only with respect to information provided to New World or its affiliates, agents or representatives that relates to the Business, the Assets and the Assumed Liabilities; and provided further, however, that New World acknowledges that any and all information provided or made available to it and its affiliates, agents and representatives by or on behalf of Transferors concerning any Excluded Business, Excluded Assets or Excluded Liabilities or relating to Transferors and their affiliates (other than information as and to the extent that it relates to the Business, the Assets and the Assumed Liabilities and other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7.1 ("Transferor Information") shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

                  7.1.2 New World agrees that, after the Closing Date, New World shall, and shall use all reasonable efforts to cause its directors, officers, employees, advisors and affiliates (including the Company) to, keep the Transferor Information confidential following the Closing Date, except that any such Transferor Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 7.1.2. New World will use reasonable best efforts, at HFC's request and at New World's expense, to enforce existing confidentiality agreements and rights under state law requiring Transferred Employees to keep trade secrets confidential.

                  7.2 No Additional Representations. New World acknowledges that neither Transferors nor any other Person has made (i) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Assets, the Assumed Liabilities or the Business, except as expressly set forth in Section 4; or (ii) any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets. New World agrees that New World takes the Assets on an "as is" and "where is" basis except for the express representations and warranties of Transferors contained in Section 4. New World further agrees that neither Transferors nor any other Person will have or be subject to any liability to New World or any other Person resulting from the distribution to New World, or New World's use of, any information, relating to or included in the Information Memorandum dated

October 12, 1998 (the "Information Memorandum") and any information, document, or material made available to New World in any "data rooms," management presentations or supplemental due diligence information provided to New World, in connection with discussions or access to management of the Business or in any other form in expectation of the transactions contemplated by this Agreement.

                  7.3 Notification. Prior to the Closing, New World shall promptly notify HFC if New World obtains knowledge that the representations and warranties of Transferors in this Agreement and the Schedules hereto are not true and correct in all material respects, or if New World obtains knowledge of any material errors in, or omissions from, the Schedules hereto.

                  7.4 Accounts Receivable. Except as otherwise provided in this
Section 7.4, New World shall promptly forward or cause to be forwarded to HFC for the account of the applicable Transferors any and all proceeds from accounts receivable of the Transferors that are not transferred to New World hereunder that are received by New World or any of its affiliates after the Closing Date. Any proceeds from accounts receivable that New World is otherwise required to remit to HFC pursuant to this Section 7.4 may be offset and reduced by any amounts owing from Transferors to New World or its affiliates under this Agreement or the Transitional Services Agreement. New World shall give HFC prompt written notice of any amounts that are offset against such proceeds and retained by New World (which written notice shall be accompanied by reasonable supporting documentation in connection therewith).

                  7.5 Customer and Supplier Notification. Promptly following the Closing, New World shall notify all customers of the Business in writing of the consummation of the transactions contemplated hereby and request that all such customers change their respective billing and invoicing codes as appropriate to reflect the change in ownership of the Business.

                  7.6 WARN Act Covenant. New World shall not, at any time on or after the Closing Date, without complying fully with the notice and other requirements of the WARN Act, effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or
(ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Business; or any similar action under applicable state, local or foreign law or regulation requiring notice to employees in the event of a plant closing or layoff.

                  7.7 Commitments. New World and JLL hereby covenant and agree to cause the equity contributions to be made to New World as contemplated by the Equity Commitment Letter and to use their reasonable best efforts and to do all other things to obtain for itself and/or the Company the financing necessary for consummation of the transactions contemplated by this Agreement (whether from the issuers of the Commitment Letters or from other sources), including, without limitation, drawing or taking all actions necessary to enable the Company to draw the Bridge Loan and issuing the Bridge Notes (as defined in and contemplated by the Commitment Letters) as contemplated by the Commitment Letters and Section 2.6. New World and JLL further covenant and agree that they will not terminate, modify, amend or in any manner alter the obligations of the issuers of the Commitment Letters in any manner that is materially adverse to the financial position of New World or the Transferors or that would be materially adverse to New World's ability to obtain financing for the transactions contemplated by this Agreement at any time prior to the termination of this Agreement. Additionally, New World hereby covenants and agrees that it will enforce its rights to obtain the financing contemplated by the Commitment Letters to the fullest extent permitted by law. JLL and New World hereby covenant and agree that they will not, and they will not permit any of their respective affiliates, representatives or advisors, to commence any marketing or premarketing of the permanent financing that will be used to repay the Bridge Notes indebtedness.

                  7.8 Guarantees.

                  7.8.1 JLL will be a substantial equity investor in New World. In that regard, JLL has a substantial interest in and a desire to assure that the Transferors enter into this Agreement and that the transactions contemplated hereby are consummated. Therefore, as a material inducement to the Transferors to enter into this Agreement and the Transitional Services Agreement and to consummate the transactions contemplated hereby and thereby, JLL hereby guarantees (the "JLL Guarantee"), absolutely and unconditionally as a primary obligor, to the Transferors and their respective successors and assigns (i) the performance by New World of its covenants, duties and obligations hereunder ("New World Obligations") and (ii) the satisfaction of all liabilities of New World under this Agreement or that arise from, relate to or become due pursuant to or in connection with this Agreement ("New World Liabilities"), provided that JLL's aggregate liability to the Transferors due to the New World Obligations and the New World Liabilities shall not exceed $80,000,000 in the aggregate. The JLL Guarantee shall be a continuing guaranty and shall remain in effect until the earliest of (i) the consummation of the Closing including receipt by the Transferors of the Base Transaction Consideration, (ii) the time at which all New World Obligations have been completely performed and all New World Liabilities have been finally identified and discharged and (iii) JLL has incurred and satisfied liabilities equal to or exceeding $80,000,000 pursuant to the JLL Guarantee.

                  7.8.2 Following the consummation of the transactions contemplated hereby the Company will become a subsidiary of New World. Therefore, as an inducement to the Transferors to enter into this Agreement and the Transitional Services Agreement and to undertake and consummate the transactions contemplated hereby and thereby, subject to and effective immediately upon the consummation of the Closing, the Company hereby guarantees (the "Company Guarantee"), absolutely and unconditionally as a primary obligor and without limitation, all of the New World Obligations and all of the New World Liabilities. The Company Guarantee shall be a continuing guarantee and shall not terminate until such time as all New World Obligations have been completely performed and all New World Liabilities have been fully identified and discharged.

                  The JLL Guarantee and the Company Guarantee are guarantees of performance and payment not of collection and each of them further waives any right to require that any action be brought against New World or any other Person.

                  JLL and the Company hereby consent that from time to time, with or without further notice to or assent from JLL or the Company, any obligation or liability of New World may be changed, altered, renewed, extended, continued, surrendered, compromised, waived, discharged or released in whole or in part or any default with respect thereto waived, and the Transferors may generally deal or take action or no action with regard to New World as the Transferors may see fit, and JLL and the Company shall remain bound under their respective guarantees notwithstanding any such change, alteration, renewal, extension, continuance, compromise, waiver, discharge, inaction or other dealing.

                  7.9 Notice of Material Adverse Effect. If at any time prior to the Closing Date any event or circumstance is discovered by New World which, when considered in the aggregate with any other event or circumstance then known to New World results in or could result in (i) a Material Adverse Effect or (ii) a failure of New World to obtain the financing contemplated by the Commitment Letters, then New World covenants and agrees to notify HFC in writing of such event or circumstances as promptly as practicable (and in any event within 2 days of such discovery). Such notice shall describe the event or circumstance in reasonable detail and shall state whether such event or circumstance results or is likely to have the result specified in clause (i) or clause (ii) or both of such clauses. Such notice shall state whether New World agrees to waive the result specified in clauses (i) or (ii) to the extent caused by or based on such event or circumstances.

                  8. Mutual Covenants. Transferors and New World covenant and agree as follows:

                  8.1 Consents.

                  8.1.1 New World acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to the Contracts and such consents have not been obtained. New World agrees that Transferors shall not have any liability whatsoever to New World arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any Contract as a result thereof. New World further agrees that no representation, warranty or covenant of Transferors contained herein shall be breached or deemed breached and no condition of New World shall be deemed not to be satisfied as a result of (A) the failure to obtain any consent or as a result of any such default, acceleration or termination or (B) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any persons arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination. At New World's written request prior to the Closing, Transferors shall cooperate with New World in any reasonable manner in connection with

         New World's obtaining any such consents; provided, however, that such cooperation shall not include any requirement of Transferors to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

                  8.1.2 New World acknowledges that any contracts and arrangements that are listed or described on Schedule 8.1.2 hereto under the heading "Shared Contracts" shall not constitute Assets and shall not be assigned by Transferors to New World (such contracts and arrangements being referred to herein as the "Shared Contracts"). With respect to any Shared Contract, at New World's written request prior to the Closing, Transferors shall cooperate with New World in any reasonable manner in connection with New World's efforts to obtain the agreement of the other party or parties to any such Shared Contract to enter into a separate agreement with New World with respect to the matters covered by such Shared Contract as they relate to the Business; provided, however, that such cooperation shall not include any requirement of Transferors to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. New World agrees that Transferors shall not have any liability whatsoever to New World arising out of or relating to the failure to obtain any such separate agreement or the breach of any separate agreement between any third party and New World. New World further agrees that no representation, warranty or covenant of Transferors contained herein shall be breached or deemed breached, and no condition of New World shall be deemed not satisfied, as a result of the failure to obtain any such separate agreement or as a result of any facts relating to the Shared Contracts.

                  8.1.3 With respect to any Nontransferable Contract or any Shared Contract with respect to which New World has requested Transferors' cooperation in accordance with Section 8.1.1 or 8.1.2 and with respect to which Transferors and New World are unable to obtain a separate agreement between New World and the other party or parties, New World shall have the right to require that Transferors use all reasonable efforts to enter into such alternative arrangements and agreements with New World as are reasonably practical in order to permit New World to realize, receive and enjoy substantially similar rights and benefits, including using reasonable efforts to perform any such Nontransferable Contract or Shared Contract, to the extent it relates to the Business, as agent for and for the account of New World, for a period up to one year following the Closing Date; provided, that New World shall reimburse Transferors for any and all costs, expenses, losses and liabilities incurred in connection with taking such action.

                  8.2 Cooperation. New World and Transferors shall cooperate with each other and shall cause their respective officers, employees, agents and representatives to cooperate with each other for a period of 180 days after the Closing to provide for an orderly transition of the Assets and the Assumed Liabilities to New World and to minimize the disruption to the respective businesses of the parties hereto resulting from the transactions contemplated hereby. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.2. No party shall be required by this Section 8.2 to take any action that would unreasonably interfere with the conduct of its business.

                  8.3 Publicity. Transferors and New World agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except (i) as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and (ii) Transferors may make such an announcement to employees of Transferors and/or the Subsidiaries, so long as such announcement is provided to New World and New World is given an opportunity to comment thereon prior to its release. Notwithstanding the foregoing, Transferors and New World shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either HFC or New World, at the time of the signing of this Agreement. Transferors and New World agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons agree to keep the terms of this Agreement confidential).

                  8.4 Best Efforts. Subject to the terms of this Agreement, each party will use its reasonable best efforts to cause the Closing and the Recapitalization Transactions to occur.

                  8.5 Compliance. New World and HFC shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby, and any other acts, statutes, legislation or regulations as may be applicable with respect to the transactions contemplated hereby. New World and HFC shall bear the costs and expenses of their respective filings; provided, that New World shall pay all filing fees in connection therewith. New World and HFC shall use their respective best efforts to make such filings within five business days of the date hereof, to respond to any requests for additional information made by any applicable agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at their own respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of applicable antitrust or competition laws, all to the end of expediting consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, New World shall use commercially reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority ("Antitrust Laws"). If any suit is instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, New World shall take such action (including without limitation, agreeing to hold separate or to divest any of the businesses, product lines or assets of New World or any of its affiliates or of the Business (a "Business Unit") as may be required (a) by the applicable government or governmental or multinational authority (including, without limitation, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such government or authority may have to such transactions under such Antitrust Law, or (b) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated by this Agreement, but requiring that any Business Units be divested or held separate by New World or that would otherwise limit New World's freedom of action with respect to, or its ability to retain, the Business or any portion thereof or any of New World's or its affiliates' other assets or businesses, shall not be deemed a failure to satisfy the conditions specified in Section 3.1 hereof.

                  8.6 Sales and Transfer Taxes, etc. The Company following the Closing shall pay all sales, use, gross receipts, excise, value-added, business, goods and services, transfer, stamp, recording, documentary, registration, duties, conveyancing taxes or similar taxes, or expenses that may be imposed as a result of the transfers contemplated by this Agreement including as part of the Reorganization Transactions and Recapitalization Transactions including the transactions contemplated by Section 2.1 and Section 2.6 (including without limitation any taxes, filing or recording fees or expenses payable in connection with the sale and transfer, and recordation of such transfer, of the Intellectual Property, and any stamp, duty or other tax chargeable in respect of any instrument transferring property), together with any and all penalties, interest and additions to tax with respect thereto, and Transferors and New World shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. New World and Transferors shall also cooperate in providing each other with appropriate resale exemption certifications and other similar tax and fee documentation. In addition, the Company following the Closing shall be responsible for and to the extent incurred by the Transferors reimburse the Transferors for certain incremental state income Taxes incurred by them in connection with implementing the transactions contemplated by Section 2.1 and 2.6 hereof as previously agreed by the parties in writing. Any amount that is owed by the Transferors to New World or the Company pursuant to Section 2.5.3 hereof may be offset against any amount that is owed by New World or the Company to the Transferors pursuant to this Section 8.6.

                  8.7 Promotional Materials and Customer Information.

                  8.7.1 On or as soon as reasonably practicable following the Closing Date, Transferors shall use their reasonable best efforts to deliver or cause to be delivered to New World the Promotional Materials and the Customer Information, in each case to the extent that such Promotional Materials and Customer Information are in the possession of the

         Subsidiaries or Transferors, as applicable, and not then in the possession of New World (it being understood, however, that any failure of Transferors to deliver or cause to be delivered any of the foregoing shall not constitute a breach of any provision of this Agreement except to the extent that such failure shall be knowing or willful). After the Closing, Transferors shall have the continuing obligation to deliver or cause to be delivered to New World items in the possession of Transferors that are identified by Transferors or New World after the Closing as constituting Promotional Materials or Customer Information and Transferors shall deliver or cause to be delivered to New World such items as soon as reasonably practicable after such identification to the extent such items are not then in possession of New World. Notwithstanding the foregoing, New World acknowledges that (A) Transferors shall have the right to use any existing television commercials, print materials, public reporting and informational promotional materials, point of sale materials and advertising copy used by Transferors on or prior to the Closing Date in connection with the Business, to the extent such television commercials, print materials, promotional materials, point of sale materials and advertising copy do not relate primarily to the Business ("Shared Data Materials"), until such time as Transferors shall generate in the ordinary course of business replacements for any such Shared Data Materials that do not refer or relate to the Business; and (B) certain books and records and other materials that are or may be in the possession of Transferors may contain incidental information relating to the Assets, the Assumed Liabilities, and the Business or may relate to other subsidiaries or divisions of the Transferors, as applicable, and that Transferors may retain such books and records and other materials, except that Transferors shall use its reasonable best efforts (to the extent reasonably practicable) to provide or cause to be provided to New World copies (which may be redacted) of the portions of such books, records and other materials that contain Promotional Materials or Customer Information, and New World further acknowledges that Transferors shall have no obligation to deliver to New World (or provide New World with access or copies of) any legal files or other documents covered by an evidentiary privilege exercisable by Transferors or any of its affiliates, except for Subsidiaries, unless such legal files or documents relate primarily to the Business or an Assumed Liability.

                  8.7.2 New World and Transferors agree that, subject to Section 5.3, Transferors may retain copies of any books and records and other financial data (collectively, the "Records") that are included in the Assets and that are delivered to New World hereunder. New World agrees to give Transferors and its representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Records delivered to New World hereunder, and Transferors agree to give New World and its representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the books and records and other financial data relating to the Business and retained by Transferors, in each case as may be necessary for general business purposes, including the preparation of tax returns and financial statements and the management and handling of tax audits; provided, that such cooperation, access and assistance does not unreasonably disrupt the normal operations of New World or Transferors.

                  8.8 Transitional Services Agreement. At the Closing, New World shall cause the Company to and Transferors shall execute and deliver a Transitional Services Agreement, regarding the Transferors' provision of transitional services to the Company on the terms and conditions described in
Exhibit 8.8 which, New World and Transferors shall, as soon as practicable following the date hereof, negotiate in good faith (the "Transitional Services Agreement").

                  8.9 Use of Hershey Trademarks. New World and Transferors agree that New World and the Company shall be permitted for a term of one year following the Closing to use exclusively on and in connection with the manufacture, packaging, distribution, marketing and sale of the products of the Business, the existing packaging materials and labels included in the Inventory that bear any of the Hershey Trademarks or HFC's consumer toll-free number. After such one-year period, New World shall not use any such packaging materials for any purpose and shall destroy such packaging materials upon HFC's request. Additionally, New World and Transferors agree that New World and the Company shall be permitted, for a period of one year following the Closing Date, to use in commerce or publicly display the Promotional Materials that bear the Hershey Trademarks in a manner consistent with Transferors' practices prior to the Closing. After such one-year period, New World and the Company shall not use in commerce (or otherwise) or publicly display any such Promotional Materials.

                  8.10 Packaging Material. New World and the Company will not place any order for any packaging material bearing or otherwise relating to the Hershey Trademarks or HFC's consumer toll-free number following the Closing, if such order would result in New World and the Company having quantities of any particular packaging material that could not reasonably be used in the ordinary course of the Business within one year after the Closing.

                  8.11 Further Assurances. From time to time, as and when requested by any party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the limitations set forth in Section 8.1 and Section 8.2), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this agreement.

                  8.12 Tax Matters.

                  8.12.1 Code Section 338(h)(10) Election; Allocation of Transaction Consideration. HFC and New World shall jointly make an election and, as soon as practicable after the Closing, shall mutually prepare a Form 8023-A, with all attachments and shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required to effect and preserve a timely election, in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state or local tax law) or any successor provisions (the "Election"). The parties agree that New World shall determine the allocation of the Final Transaction Consideration and the Assumed Liabilities among the Assets, such allocation to be set forth on a final version of Schedule 8.12.1 hereto; provided, that the allocation set forth on such final schedule shall be consistent with the allocation of the Base Transaction Consideration on the preliminary Schedule 8.12.1 hereto among the various Assets and categories of Assets described in items 1 through 5 of the preliminary Schedule 8.12.1 hereto. Neither New World nor Transferors, nor any of their respective affiliates, unless required to do so by applicable law, shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with the allocation of the Final Transaction Consideration and Assumed Liabilities set forth on the preliminary version of Schedule 8.12.1 hereto or the final version of Schedule 8.12.1 hereto.

                  8.12.2 Returns for Periods Through the Closing Date. HFC will include the income of each Subsidiary (including any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and Treas. Reg.
         Section 1.1502-14, any excess loss accounts taken into income under Treas. Reg. Section1.1502-19 and any income from the deemed sale of assets pursuant to the Election) for the period ending on and including the Closing Date on HFC's consolidated federal and applicable State and local income Tax Returns that include the Closing Date and pay any income taxes attributable to such income. Each Subsidiary will and New World will cause each Subsidiary to furnish Tax information to HFC for inclusion in such returns for the period which includes the Closing Date in accordance with the Subsidiary's past custom and practice. The income of each Subsidiary will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of each Subsidiary as of the end of the Closing Date; provided, that any income resulting from a transaction entered into by any Subsidiary outside of the normal course of business on the Closing Date following the Closing shall be deemed to have occurred on the day following the Closing Date.

                  8.12.3 Tax Periods Ending on or Before the Closing Date. HFC shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for each Subsidiary for all periods ending on or prior to the Closing Date which are filed after the Closing Date. New World shall provide (or shall cause each Subsidiary to provide) (i) all necessary cooperation for the filing of such Tax Returns, which shall include access to the books and records of each Subsidiary, and (ii) such powers of attorney or similar instruments as are necessary to file such Tax Returns.

                  8.12.4 Tax Periods Beginning Before that End After the Closing Date. New World or each Subsidiary shall prepare or cause to be prepared any income Tax Returns of any Subsidiary for any Tax period that both begins before and ends after the Closing Date. New World shall provide HFC with complete drafts of any such Tax Return no fewer than 30 days prior to the date (including all available extensions) on which such Tax Return must be filed. HFC shall provide New World with any comments on such draft Tax Returns no fewer than 15 days prior to the date (including all available extensions) on which such Tax Return must be filed. New World shall incorporate such comments as are reasonably determined by New World to be appropriate in the Tax Return, and HFC and New World shall negotiate in good faith with respect to any comments determined by New World not to be appropriate, and if HFC and New World cannot agree whether to include any such comments, HFC and New World shall submit such comments to a "big five" accounting firm not used by HFC or New World for tax preparation matters for resolution, and New World shall timely file the Tax Return. For purposes of Section 10.1 hereof in the case of any income tax that is imposed on a periodic basis and is payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such income tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that both begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of each Subsidiary.

                  8.12.5 Cooperation on Tax Matters.

                           (A) New World, each Subsidiary and HFC shall
                  cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                           (B) New World and HFC further agree, upon request, to
                  use their best efforts without incurring unreasonable cost or expense to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

                  8.12.6 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving any Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, no Subsidiary shall be bound thereby or have any liability thereunder.

                  8.12.7 Audits. New World will promptly inform HFC of any audit commenced by a taxing authority with respect to a return filed pursuant to Section 8.12.2 or Section 8.12.3 above. New World will promptly inform HFC of any material issue raised (and if notice is not given no claim shall be made for any indemnification with respect to such issue) with respect to an audit of a return filed pursuant to Section 8.12.4 above which relates (i) to a transaction occurring on or before the Closing Date or (ii) to an item or items which cannot be specifically allocated to either the period ending on the Closing Date or the period beginning on the day after the Closing Date. HFC shall have the right (but not the obligation) to control that portion of the defense of any such audit or resulting litigation

         (using counsel of its choice, paid for by HFC), and to settle any such issue raised on any terms in its sole discretion. Each party shall cooperate with the other in the defense of any such audit as such party may reasonably request. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  8.12.8 Carrybacks. Except to the extent required by law, neither New World nor any Subsidiaries will cause any item or attribute arising after the Closing to be carried back to a period ending on or before the Closing without the express written permission of HFC. New World shall not, and shall not permit the Subsidiary to, file or cause to be filed any Tax Return that includes any such carryback following receipt of permission granted pursuant to the preceding sentence of or including any Subsidiary without the prior written consent of HFC, which consent will not be unreasonably withheld. Neither New World nor any Subsidiary nor any affiliate of the foregoing shall file or cause to be filed any Tax Return with respect to any Subsidiary for any taxable year or other taxable period beginning after the Closing Date that could reasonably be expected materially and adversely to affect the liability of Transferors or any of their affiliates with respect to Taxes for any pre-Closing period without the prior written consent of HFC, which consent shall not be unreasonably withheld; provided that HFC shall have notified New World of HFC's objections within 7 calendar days after New World shall have delivered to HFC the relevant portions of such Tax Returns.

                  9. Employee and Employee Benefit Matters.

                  9.1 Employment of Transferred Employees. On the Closing Date, the Company or New World shall offer to employ (i) each Transferred Employee (other than the Transferred Employees then employed by the Subsidiaries who shall remain employed by the applicable Subsidiary) and (ii) each On Leave Employee upon such person reporting to New World or a Subsidiary to return to work within twelve (12) months of the Closing Date, and upon such person reporting to New World or a Subsidiary for work (within the aforesaid period) such person shall be deemed to be a Transferred Employee for purposes of this
Section 9 on the terms and conditions contemplated by this Section 9.

                  9.2 Severance Benefits Upon Termination. For a period of twelve (12) months immediately following the Closing Date, neither New World nor any Subsidiary shall terminate (or cause to be terminated) the employment of any Transferred Employee who was immediately prior to the Closing Date either a salaried employee or an hourly non-union employee of HFC or any Subsidiary nor shall New World or any Subsidiary lay off for any period of time or cause to be laid off for any period of time any Transferred Employee who was immediately prior to the Closing Date either a salaried employee or an hourly non-union employee of HFC or any Subsidiary (other than any such Transferred Employee who at such time was a non-exempt under the Fair Labor Standards Act ("FLSA") production or maintenance employee of Hershey Pasta Group Winchester, Inc.) unless

(A) written notice of such termination (or layoff) is provided to such Transferred Employee at least 3 months prior to the date of termination (or layoff) of the Transferred Employee, or (B) such Transferred Employee is terminated for Cause. For purposes of this Section 9.2, the term "Cause" means a Transferred Employee's material misconduct, inability or refusal to perform job responsibilities, or conviction of a felony. With respect to any such non-union Transferred Employee whose employment is terminated other than for Cause (or who is subjected to layoff) within such 12 month period, New World shall (or cause a Subsidiary to): (A) pay to such Transferred Employee severance pay in an amount equal to the greater of (i) 2 weeks' base compensation for each full year of service (including years of service with the Business prior to the Closing), or
(ii) the amount of severance pay to which such Transferred Employee would be entitled under any severance plan, program or arrangement maintained by New World or a Subsidiary (determined counting years of service with the Business prior to the Closing); (B) provide such Transferred Employee (and any dependents and beneficiaries thereof) with medical benefits for a period equal to the number of weeks of severance pay to which such Transferred Employee is entitled pursuant to this Section 9.2 and (C) provide to such Employee reasonable outplacement services. For the purpose of this Section 9.2, any Transferred Employee who immediately prior to the Closing Date was a non-exempt (under FLSA) production or maintenance employee of Hershey Pasta Group Winchester, Inc. and who is laid off for more than 120 work days, whether consecutive or not, in the twelve months following the Closing Date, shall be considered to have been terminated, and any such employee so considered to have been terminated shall receive in addition to the payment of severance pay and other severance benefits as described above, an amount equal to such person's base compensation for a period of 90 days.

                  9.3 Terms and Conditions of Employment. For a period of 12 months immediately following the Closing Date, New World and the Subsidiaries shall provide to the Transferred Employees who were immediately prior to the Closing Date salaried employees or hourly non-union employees compensation and benefits that are in the aggregate no less favorable than the compensation and benefits provided to such Transferred Employees by HFC or a Subsidiary immediately prior to the Closing Date. Nothing contained herein shall preclude New World from amending, substituting or terminating any specific plan of HFC or any Subsidiaries.

                  9.4 Collective Bargaining Agreements. New World shall or shall cause the Subsidiaries to assume, perform and discharge all obligations under the collective bargaining agreements pertaining to the Business that are in effect and applicable to any of the Transferred Employees as of the Closing Date. If New World or any Subsidiary terminates the employment of any Transferred Employee who was an hourly, union employee immediately prior to the Closing Date (other than for Cause) within 12 months immediately following the Closing Date, New World shall pay to such Transferred Employee severance pay on the terms and in an amount equal to the amount that would have been due under the collective bargaining agreement applicable to such Transferred Employee if such Transferred Employee had been terminated on such date by HFC.

                  9.5 Retirement Plans. Effective on the Closing Date, New World shall or shall cause the Subsidiaries to assume sponsorship of and all duties, obligations and liabilities with respect to the "Hershey Pasta Group Retirement Plan for Hourly Employees" and the "Hershey Pasta Group Omaha Plant Retirement Plan" (collectively, the "Transferred Pension Plans") and HFC shall cease to have any such duties, obligations or liabilities with respect to such plans. As soon as administratively possible after the Closing Date, but in no event later than 30 business days thereafter, New World shall or shall cause the Subsidiaries to establish a trust or trusts to receive the assets of the Transferred Pension Plans. Upon written notification to HFC by New World that New World or a Subsidiary has established such trust or trusts, HFC shall cause the trustee for each trust which holds assets of the Transferred Pension Plans to transfer all such assets to the successor trust or trusts established by New World or a Subsidiary.

                  9.6 Welfare Benefits.

                  9.6.1 Welfare benefit plans that are maintained by any Transferor for the benefit of any Transferred Employee shall be treated as follows: (i) if such plan is maintained exclusively for the benefit of Transferred Employees, New World shall cause the Company to assume such plan and any related trust, insurance contract or fund ("Transferred Benefit Plans"); (ii) if such plan is maintained for the benefit of Transferred Employees and other employees of Transferors and/or their affiliates and the provision of the benefits provided by such plan is required by any collective bargaining agreement covering Transferred Employees, the parties shall treat such plan as a Shared Contract; and (iii) if such plan is maintained for the benefit of Transferred Employees and other employees of Transferors and/or their affiliates and the provision of the benefits provided by such plan is not required by any collective bargaining agreement covering Transferred Employees, by the parties such plan will be retained by the applicable Transferor and not assumed by the Company nor treated as a Shared Contract.

                  9.6.2 With respect to each Transferred Employee: (A) New World and the Subsidiaries shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee welfare benefit plan maintained or sponsored by or contributed to by New World or the Subsidiaries for such Transferred Employees after the Closing Date to the extent such requirements and conditions were waived by Transferors; (B) New World and the Subsidiaries shall apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid (or accrued) by each Transferred Employee under HFC's welfare benefit plans during the current plan year; and (C) New World and the Subsidiaries shall recognize for purposes of participation, eligibility and vesting (but not for purposes of benefit accrual, except in the case of the Transferred Pension Plans) under its employee benefit plans (including any retiree medical or life insurance plan), as well as for all purposes relating to assumed collective bargaining agreements, the service of a Transferred Employee with HFC, the Subsidiaries and any of its or their affiliates or predecessors prior to the Closing Date.

                  9.7 COBRA Obligations. HFC shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Code Section4980B ("COBRA") to provide medical continuation coverage to or with respect to any employee of the Business in accordance with law on account of any "qualifying event" occurring prior to the Closing Date. New World shall be responsible for satisfying obligations under COBRA to provide medical continuation coverage to or with respect to any Transferred Employee in accordance with law with respect to any "qualifying event" which occurs on or after the Closing Date.

                  9.8 Vacation Time. New World shall or shall cause the Subsidiaries to allow each Transferred Employee employed by a Subsidiary or New World to use on a paid basis after the Closing Date or receive vacation pay for any earned, but unused, vacation time that was accrued by such Transferred Employee as of the Closing Date and is accrued on the Statement.

                  9.9 No Third Party Beneficiaries. The provisions of this
Section 9 are for the sole benefit of the parties hereto. Nothing in this
Section 9 shall give or be considered to give any person other than the parties hereto and their permitted assigns any legal or equitable right or any cause of action and no Person is an intended third party beneficiary of the provisions of this Agreement including the provisions of this Section 9.

                  10. Indemnification.

                  10.1 Indemnification by Transferors. Transferors shall indemnify New World, its affiliates and each of their respective officers, directors, employees and agents and hold them harmless from any loss, liability, damage or expense (including reasonable legal fees and expenses) ("Losses") suffered or incurred by any such indemnified party to the extent arising from
(i) any breach of any representation or warranty of Transferors contained in this Agreement, (ii) any breach of any covenant of Transferors contained in this Agreement or the Transitional Services Agreement and (iii) any Excluded Liability or any obligation or liability of Transferors that is not an Assumed Liability; provided, however, that Transferors (A) shall not have any liability under clause (i) above unless the aggregate of all Losses relating thereto for which Transferors would, but for this proviso, be liable exceeds $5,000,000 on a cumulative basis, and then only to the extent of any such excess, (B) Transferors shall not have any liability under clause (i) above for any individual item or series of related items where the Loss relating to such item is less than $50,000, and such items and the alleged Loss relating thereto shall not be aggregated for purposes of the first proviso to this Section 10.1, and
(C) Transferor's aggregate liability under clause (i) of this Section 10.1 shall in no event exceed 20% of the Final Transaction Consideration; provided further, however, that any claim for indemnification under clause (i) of this Section
10.1 is made in writing prior to the termination of the survival period for the particular representation or warranty.

                  10.2 Exclusive Remedy. Except as otherwise expressly provided in Sections 23 and 28 or in the Transitional Services Agreement, New World acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all rights, claims, and causes of action relating to the subject matter of this Agreement, the Transitional Services

Agreement, and the other agreements contemplated hereby, including but not limited to claims relating to environmental, health or safety matters, including but not limited to those arising under CERCLA, any analogous state law or any other Environmental Law (collectively, "Environmental Matters"), shall be pursuant to the indemnification provisions set forth in this Section 10. In furtherance of the foregoing, New World hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all such rights, claims and causes of action (other than tort claims of, or causes of action arising from, fraudulent misrepresentation) it may have against Transferors arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise, including, without limitation relating to any Environmental Matters.

                  10.3 Indemnification by New World. New World and the Company after the Closing shall indemnify each of Transferors, the Subsidiaries, their respective affiliates, officers, directors, employees and agents against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of New World contained in this Agreement, (ii) any breach of any covenant of New World contained in this Agreement or the Transitional Services Agreement contemplated hereby, (iii) any failure of New World or the Company, after the Closing, to pay, discharge or perform any of the Assumed Liabilities, in accordance with their terms, (iv) any guarantee or obligation to assure performance given or made by Transferors, any Subsidiary or any of their respective affiliates with respect to any of the Assumed Liabilities, (v) any and all obligations, liabilities, actions, suits, claims and other proceedings which arise directly or indirectly out of the operation of the Business or use of the Assets after the Closing, including those arising pursuant to New World's exercise of the rights granted in Section 8.9 of this Agreement, (vi) any Liabilities of a Subsidiary; and (vii) any failure to comply with the bulk sale laws with respect to transactions contemplated hereby; provided, however, that
(A) New World shall not have any liability under clause (i) of this Section 10.3 unless the aggregate of all Losses relating thereto for which New World would, but for this proviso, be liable exceeds $5,000,000 on a cumulative basis, and then only to the extent of any such excess; (B) New World shall not have any liability under clause (i) of this Section 10.3 for any individual item or series of related items where the Loss relating to such item or series of related items is less than $50,000 and such items and the alleged Loss related thereto shall not be aggregated for purposes of the first proviso to this
Section 10.3; and (C) New World's aggregate liability under clause (i) of this
Section 10.3 shall in no event exceed 20% of the Final Transaction
Consideration.

                  10.4 Calculation of Losses. The amount of any and all Losses under this Section 10 shall be determined net of any amounts recovered or recoverable by the indemnified party under any insurance policies which may be in effect with respect to such Losses. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Transaction Consideration for tax purposes.

                  10.5 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, pursuant to clauses (i) and (ii) of
Section 10.1 and clauses (i) and (ii) of

Section 10.3, shall terminate when any such representation or warranty terminates pursuant to Section 14 or, in the case of a covenant, three months after the period of performance of any such covenant has expired; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party. The obligation to indemnify and hold harmless a party hereto pursuant to the other clauses of Sections 10.1 and 10.3 shall not terminate.

                  10.6 Procedures Relating to Indemnification.

                  10.6.1 In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                  10.6.2 Other than for a claim governed by Section 8.12.7, if a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its indemnification responsibility hereunder, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the indemnifying party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in the provisos to Section 10.1 or Section 10.3, as the case may be. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third

         Party Claim. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

                  11. Assignment. Except as set forth below, this Agreement and any rights and obligations hereunder shall not be assignable or transferable by New World or Transferors (except to a purchaser of all or substantially all of the assets or stock of New World) without the prior written consent of the other party and any purported assignment without such consent shall be void and without effect; provided, that without the consent of Transferors, New World (i) may assign its right to purchase any of the Assets hereunder to one or more wholly-owned subsidiaries of New World upon written notice of such assignment to Transferors (it being understood, however, that no such assignment shall limit or otherwise affect New World's obligations hereunder) and (ii) may assign after the Closing its rights, but not its obligations hereunder, as collateral under a security interest in favor of the lenders under the Commitment Letters or any other financing source of New World. Notwithstanding any of the foregoing, New World acknowledges and agrees that CRE may be merged into a wholly owned subsidiary of HFC, and New World hereby consents to such a merger with the understanding that the merged entity would be bound by this Agreement.

                  12. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied (including Section 8.9, Section 9 and Section 10) shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

                  13. Termination.

                  13.1 Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                  13.1.1 by the mutual written consent of Transferors and New World;

                  13.1.2 by Transferors if any of the conditions set forth in
         Section 3.2 shall have become incapable of fulfillment, and shall not have been waived by Transferors;

                  13.1.3 by New World if any of the conditions set forth in
         Section 3.1 shall have become incapable of fulfillment, and shall not have been waived by New World;

                  13.1.4 by Transferors if the Closing does not occur on or before January 28, 1998; or

                  13.1.5 by Transferors or New World if the Closing does not occur on or before March 31, 1999;

provided, however, that the party seeking termination pursuant to Sections 13.1.2, 13.1.3, or 13.1.4 above is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

                  13.2 In the event of termination by Transferors or New World pursuant to this Section 13, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

                  13.2.1 New World shall return all documents and copies and other materials received from or on behalf of Transferors relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Transferors; and

                  13.2.2 all confidential information received by New World with respect to the Assets, the Assumed Liabilities and the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

                  13.3 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 13, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.1 relating to the obligation of New World to keep confidential certain information and data obtained by it, (ii) Section 8.3 relating to publicity, (iii) Section 15 relating to certain expenses, (iv)
Section 23 relating to finder's fees and broker's fees and (v) this Section 13. Nothing in this Section 13 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement. Notwithstanding the foregoing, (i) in the event that the Transferors terminate the Agreement pursuant to Section 13.1.4 above, then New World shall reimburse Transferors for all of their reasonable out-of-pocket fees and expenses incurred in connection with their performance hereunder and the other transactions contemplated hereby from the date hereof through the date of such termination, and (ii) in the event that New World terminates this Agreement pursuant to Section 13.1.5 above due to the Transferor's failure to close due to its material breach of this Agreement by such date, then Transferors shall reimburse New World for all of its reasonable out-of-pocket fees and expenses incurred in connection with its performance hereunder and the other transactions contemplated hereby from the date hereof through the date of such termination; provided, however, that as a condition to the right of New World to be reimbursed by Transferors pursuant to this clause (ii), New World shall not have failed to perform in all material respects any of its covenants hereunder and (iii) in the event that the Transferors terminate this Agreement pursuant to Section 13.1.5 above due to New World's failure to close due to its material breach of this Agreement, then New World shall reimburse the Transferors for all of their reasonable out-of-pocket fees and expenses incurred in connection with its performance hereunder and the other transactions contemplated hereby from the date of such termination; provided, however, that as a condition to the right of Transferors to be reimbursed by New World pursuant to this clause (iii), the Transferors shall not have failed to perform in all material respects any of its covenants hereunder.

                  14. Survival of Representations. The representations and warranties of the parties in this Agreement and in any other document delivered in connection herewith shall survive the Closing for purposes of Section 10.1 and Section 10.3 until the close of business on June 30, 2000 and shall then terminate for all purposes; provided, however, that (i) the representations and warranties provided in Section 4.1, 4.2, 4.4, 4.8.1(a) and 6.1 with respect to the authority to enter into this Agreement and the related agreements and title to the Assets shall survive the Closing indefinitely solely for purposes of Sections 10.1 and 10.3, (ii) the representations and warranties set forth in
Section 4.14 (Taxes) shall survive until the statute of limitations with respect thereto terminates, and (iii) the representations and warranties provided in
Section 4.13 (Environmental Matters) shall survive until the close of business on June 30, 2001.

                  15. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in Section
8.6 or elsewhere in this Agreement, subject to Section 13.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

                  16. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided, that any such amendment or waiver shall be binding upon Transferors only if set forth in a writing executed by Transferors and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon New World only if set forth in a writing executed by New World and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

                  17. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  17.1 if to New World,

         New World Pasta, LLC
         c/o Joseph, Littlejohn & Levy
         450 Lexington Avenue
         New York, New York 10017
         Attention: David Y. Ying
         Facsimile: 212-286-8686

         with copies to:

         Miller Milling Company
         880 Grain Exchange Building
         Minneapolis, Minnesota 55415
         Attention: John C. Miller
         Facsimile: 612-332-0810; and

         Skadden, Arps, Slate, Meagher & Flom LLP
         919 Third Avenue
         New York New York 10022
         Attention: J. Gregory Milmoe
         Facsimile: 212-735-2000; and

         Maslon Edelman Borman & Brand
         3300 Norwest Center
         90 South Seventh Street
         Minneapolis, Minnesota 55402
         Attention: Larry A. Koch
         Facsimile: 612-672-8397

17.2     if to Transferors,

         Hershey Foods Corporation
         100 Crystal A Drive
         Hershey, Pennsylvania 17033
         Attention: William F. Christ
                       Robert M. Reese, Esq.
         Facsimile: (717) 534-7873
         with a copy to:

         Kirkland & Ellis
         Citicorp Center
         153 East 53rd Street
         New York, New York 10022
         Attention: Glen E. Hess, P.C.
         Facsimile:  (212) 446-4900

                  18. Interpretation. The headings and captions contained in this Agreement, in any Schedule or Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation."

                  19. Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

                  20. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, both New World and Transferors confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

                  21. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

                  22. Entire Agreement. This Agreement and the other agreements referred to herein (including the Confidentiality Agreement) and the other agreements executed by the parties on the date hereof contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

                  23. Brokerage. New World has not used a broker or finder in connection with the transactions contemplated by this Agreement, and there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by or on behalf of New World. Transferors have not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby, except pursuant to an arrangement with Goldman Sachs & Co., for which Transferors are solely responsible. Notwithstanding anything to the contrary in Section 10, New World shall indemnify and hold Transferors harmless for any breach of its representation in this Section 23, and Transferors shall indemnify and hold New World harmless for any breach of its representation in this Section 23.

                  24. Disclaimer Regarding Estimates and Projections. In connection with New World's investigation of the Business, New World has received certain projections, including projected statements of revenue, gross profit, product contribution and operating profit of the Business for the fiscal years ending in 1999, 2000 and 2001 and certain other business information for such fiscal years and succeeding fiscal years. New World acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that New World is familiar with such uncertainties, that New World is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates and projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that New World shall have no claim against Transferors with respect thereto. Accordingly, Transferors make no representation or warranty with respect to such estimates and projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates and projections and forecasts).

                  25. Schedules. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties of Transferors as a whole. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Assets, the Business or Transferors. Information reflected in the Schedules hereto is not necessarily limited to matters required by this Agreement to be reflected in such Schedules hereto. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Prior to the Closing, Transferors shall have the right and the obligation to supplement, modify or update the Schedules hereto to reflect changes in the ordinary course of the Business prior to the Closing; provided, however, that any such supplements, modifications or updates shall not be deemed to cure any breach of any representation or warranty made in this Agreement unless so consented to by New World in writing.

                  26. Representation by Counsel; Interpretation. Transferors and New World each acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

                  27. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

                  28. Bulk Transfer Laws. New World hereby waives compliance by Transferors with the provisions of and Transferors agree to indemnify and hold New World harmless from any liability under, any so-called bulk transfer laws of any jurisdiction which may be applicable in connection with the Reorganization Transactions and Recapitalization Transactions.

                  29. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania (without giving effect to its conflict of law principles).

                  30. Schedules and Exhibits. All Schedules and Exhibits hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

                  31. Jurisdiction. Any suit, action or proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with, any of this Agreement any related agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Pennsylvania located in Dauphin County Pennsylvania (or, if subject matter jurisdiction is unavailable, any of the state courts of the Commonwealth of Pennsylvania), and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate court) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Pennsylvania. Without limiting the foregoing, Transferors and New World agree that service of process upon such party at the address referred to in Section 17, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

                  32. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS CONTEMPLATED HEREBY OR TO THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR ANY SUCH OTHER AGREEMENT.


                                    * * * * *

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.



                                      HERSHEY FOODS CORPORATION


                                      By: /s/ William F. Christ
                                      ________________________________
                                          Name:  William F. Christ
                                          Title: Senior Vice President, Finance
                                                 and Chief Financial Officer


                                      HERSHEY CRE, INC.


                                      By: /s/ Robert M. Reese
                                      ________________________________
                                          Name:  Robert M. Reese
                                          Title: Vice President
                                                 and Assistant Secretary


                                      HOMESTEAD, INC.


                                      By: /s/ Robert M. Reese
                                      ________________________________
                                          Name:  Robert M. Reese
                                          Title: Vice President
                                                 and Assistant Secretary

                                      HERSHEY PASTA MANUFACTURING
                                      COMPANY


                                      By: /s/ Robert M. Reese
                                      ________________________________
                                       Name:  Robert M. Reese
                                       Title: Vice President
                                              and Assistant Secretary

                                      NEW WORLD PASTA, LLC


                                      By: /s/ David Y. Ying
                                      ________________________________
                                          Name:  David Y. Ying
                                          Title: President

                                      For purposes of Sections 7.7 and 7.8 only

                                      JOSEPH LITTLEJOHN & LEVY FUND III,
                                      L.P.


                                      By:      /s/ David Y. Ying
                                             ________________________________
                                               Name:  David Y. Ying
                                               Title: Partner